Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of February 23, 2021 between Lomotif Private Limited (UEN: 201406124D), a private company limited by shares incorporated in Singapore (the “Company”), Zash Global Media and Entertainment Corp., a Delaware Corporation (or its controlled designee the “Purchaser”), and those selling shareholders executing this Agreement and as listed on Exhibit 1 attached hereto (the “Selling Shareholders” or “Seller”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, each of the Selling Shareholders desires to sell and transfer to the Purchaser such type (ordinary or preference) and number of the shares of the Company as set forth opposite such Selling Shareholder’s name on Exhibit 1 attached hereto (“Purchased Shares”), which shares in the aggregate represent at least eighty percent (80%) of the Fully Diluted Capitalization (as defined below) of the Company immediately following the Closing, as more fully set forth in this Agreement, for an aggregate consideration of (i) One Hundred Million Dollars ($100,000,000.00) in cash, less (ii) the Closing Options Payout Amount for the Terminated Options pursuant to Section 2.1(c) and Section 2.2(b), less (iii) any amount payable to the holders of the Outstanding Convertible Notes in connection with the transactions contemplated pursuant to this Agreement and the Transaction Documents (the “Transaction”) which have not been converted into Ordinary Shares prior to the Closing, if any.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“A&R Constitution” means the amended and restated constitution of the Company in the form and substance reasonably satisfactory to the Purchaser, to be adopted with effect from Closing.

“A&R Shareholders Agreement” means the amended and restated shareholders agreement of the Company in the form and substance agreed between the Company and the Purchaser, including the terms attached hereto as Exhibit 2.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Person, provided that the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the majority of the voting rights or share capital of the Person or otherwise power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Shareholder Consideration” means the Purchase Price minus any Note Repayment Amount.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable Singapore and other relevant jurisdictions constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday or Sunday or public holiday on which banks in Singapore and New York City (in the State of New York in the United States of America), are open for general banking operations.

“Capital Lease” of a Person means any lease of Property by such Person as lessee which would be classified as a capital lease on a balance sheet of such Person prepared in accordance with SFRS.

“Capital Lease Obligations” of any Person means all obligations (including sales tax obligations) of such Person under Capital Leases.

“Closing Payment Schedule” means a schedule prepared in accordance with terms of this Agreement and certified by the Company’s chief financial officer or chief executive officer, that lists each of (a) the amounts payable to each of the Selling Shareholders, (b) any Note Repayment Amounts paid or to be paid at Closing to any holders of the Outstanding Convertible Notes, (c) the Closing Options Payout Amount payable to each holder of the Terminated Options, and (d) any amounts payable to UMG in connection with the exercise and termination of the UMG Warrant.

“Company Owned Intellectual Property” means any Intellectual Property that is or is purported to be owned by the Company or any Subsidiary.

“Company Source Code” means the source code of software that comprises part of the Company Owned Intellectual Property”.

“Company Systems” means the computers, servers, devices, networks, software, and systems used in connection with the operation of the Company’s and its Subsidiaries’ business.

“Constitution” means the constitution of the Company in effect as of the date hereof.

“Contract” means any legally binding agreement, contract, loan, indenture, note, bond,lease, license, binding commitment, undertaking or other legally binding agreement or obligation.

“Contractual Obligations” means as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Corporate Secretary” means Central Chambers Law Corporation.

“Disclosure Schedules” means all disclosure schedules delivered pursuant to Article V of this Agreement and includes, without limitation, Schedules 1.1(a), 1.1(b), 1.1(c), 1.1(d), 2.6(a)(vii) and 8.1.

“Environmental Laws” means any and all Singapore and other relevant jurisdictions statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

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“Founding Shareholders” means Mr. Zhiwen (defined below) and Loh Xiu Hui.

“Fraud” means an act in the making of a representation or warranty contained in this Agreement, committed by a Person making such representation or warranty, with intent to deceive another Person, and to induce such Person to enter into this Agreement and requires (a) a false representation of material fact made herein; (b) actual knowledge that such representation is false; (c) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.

“Fully Diluted Capitalization” means the sum of: (a) the outstanding shares of Ordinary Shares; (b) the shares of Ordinary Shares directly or indirectly issuable upon conversion or exchange of all outstanding securities directly or indirectly convertible into or exchangeable for Ordinary Shares, including all Preference Shares, and the exercise of all outstanding options and warrants; and (c) the shares of Ordinary Shares reserved, but neither issued nor the subject of outstanding awards under any equity incentive or similar plan of the Company, provided that the Fully Diluted Capitalization shall exclude any shares of the Company issuable upon conversion of any Zash Convertible Notes.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any Singapore or other relevant jurisdictions public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication, such Person’s(a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and not outstanding more than 90 days past the date of invoice), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by bonds, debentures, notes, acceptances, or other similar instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capital Lease Obligations and obligations created or arising under any conditional sale or other title retention agreement, (g) Off-Balance Sheet Liabilities, (h) attributable indebtedness related to Sale and Leaseback Transactions, (i) the aggregate undrawn face amount of all letters of credit issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto, (j) any obligation to repurchase or redeem Shares of such Person other than at the sole option of such Person, (k) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (k), and (l) any other obligation for borrowed money or other financial accommodation which, in accordance with SFRS, would be shown as a liability on the balance sheet of such Person.

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“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, brand names, corporate names, trade names, fictitious names, logos, slogans, and other indicia of origin (whether registered or unregistered, and all translations, adaptations, derivations and combinations of, and applications for, the foregoing and all registrations and renewals thereof) and any goodwill related to the foregoing (collectively, “Trademarks”); (b) all Internet domain names, URLs, social media accounts and handles, and all applications, registrations and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; (d) all patents, patent applications and patent invention disclosures together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (e) all works of authorship, software, and other copyrightable works, all registered and unregistered copyrights in both published and unpublished works, moral rights of authors, and all other rights of authorship recognized by statute or otherwise and all applications, registrations and renewals in connection therewith; (f) all trade secrets and proprietary and confidential information, know-how, processes, customer lists, financial information and formulae; and (g) the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“IP Rights” shall have the meaning as set forth in this Agreement.

“Knowledge of the Company”, or any similar phrases, means the actual and, after due inquiry, constructive knowledge of any director or executive officer of the Company.

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to the Company in connection with the conduct of its business.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Long Stop Date” means that date that is sixty (60) days from the signing date of this Agreement, provided, however, that (a) if on or prior to such date, the Company shall have failed to deliver to Purchaser the deliverables set forth in Sections 2.6(a) and (e) below and/or the Selling Shareholders shall have failed to deliver to Purchaser the deliverables set forth in Section 2.6(b) below (in each case other than deliverables that can only be delivered against payment of the Purchase Price if the Purchase Price is not available to be paid at Closing), unless any of the foregoing deliverables is expressly waived in writing by Purchaser in its sole discretion, then the Long Stop Date shall be automatically extended by thirty (30) days, making the Long Stop Date ninety (90) days from the signing date of this Agreement (the “Initial Long Stop Date Extension”), provided, further that it will be a condition precedent to the Initial Long Stop Date Extension that the Purchaser pay prior to the date that is sixty (60) days from the signing date of this Agreement to the Company by wire transfer of immediately available funds in cash an additional amount equal to One Million Dollars ($1,000,000) (the “Extension Payment”) pursuant to a Convertible Note Subscription Agreement in the form attached hereto as Exhibit 4 to be executed and delivered by the Company to the Purchaser concurrently with the payment of such additional amount; and (b) following the Initial Long Stop Date Extension, if on or prior to the date ninety (90) days from the signing date of this Agreement, the Purchaser has provided evidence of available funds in an amount equal to the Purchase Price in a form reasonably satisfactory to the Company (which may include a letter of credit, binding commitment of funding from a third party or acquiror of Purchaser, evidence of funds held in an account controlled by Purchaser or funds that are subject to a written agreement to be released upon the Closing, or the like) to consummate the Closing and the Company shall have failed to deliver to Purchaser the deliverables set forth in Sections 2.6(a) and (e) below and/or the Selling Shareholders shall have failed to deliver to Purchaser the deliverables set forth in Section 2.6(b) below, unless any of the foregoing deliverables is expressly waived in writing by Purchaser in its sole discretion, then the Long Stop Date shall be extended by an additional thirty (30) days, making the Long Stop Date one hundred twenty (120) days from the signing date of this Agreement.

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“Losses” means actual out-of-pocket losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, liabilities and costs and expenses of every kind and nature actually incurred by the applicable party and agreed to by the parties or awarded by a court of competent jurisdiction in a final non-appealable order (including reasonable attorneys’ fees, expert consultant and witness fees, and costs of investigation and enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers); provided that “Losses” shall not include consequential damages, punitive damages, indirect damages, diminution of value or exemplary damages unless and only to the extent actually awarded to a third party in a third party claim; provided, further, for purposes of computing the amount of Losses incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are actually received by such Person or any of such Person’s Affiliates in connection with such Losses (net of any deductibles, self-insured retentions, Taxes or expenses incurred in connection with such recovery).

“Material Adverse Effect” shall mean a material adverse condition, event, occurrence or development related to, or material adverse change or effect on (a) the Transaction, (b) the business, assets, results of operations, cash flows, condition (financial or otherwise), or prospects of the Company and its Subsidiaries taken as a whole, (c) the legality, validity, binding effect or enforceability against the Company of this Agreement, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Applicable Law or SFRS (or, in each case, authoritative interpretations thereof), (iii) any changes resulting from weather, force majeure, epidemic, an act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which the Company and its Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Transaction, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Transaction, or (vi) any changes or effects resulting from any action required to be taken by the terms of this Agreement; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Material Contract” means (a) this Agreement, (b) the agreements reflected on Schedule 1.1(a), (c) Agreements not made in the ordinary course of business, or (d) any contract, agreement, instrument, permit, lease or license of the Company or any Subsidiary that is material to the Company’s business or involving a commitment to pay an amount, by the Company in excess of One Hundred Thousand Dollars ($100,000) in any twelve-month period following the Closing Date (whether or not in the ordinary course of business) or where Company actually paid in excess of One Hundred Thousand Dollars ($100,000) during the twelve month period preceding the Closing Date; (e) any contract or agreement for a partnership or a joint venture or for the acquisition, sale or lease of any assets or Shares of the Company or any other Person or involving a sharing of profits; (f) any contract or agreement that is a loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit; (g) any contract or agreement that is a material binding commitment or agreement to enter into any of the foregoing types of agreements; (h) any contracts or agreements that grant any options, grants, or rights to any individual or entity to acquire Shares in the Company issued by the Company, or (i) any contract or agreement that limits or excludes its right to do business and/or compete in any geographical area or field or with any person.

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“Note Repayment Amount” means the aggregate amount payable to the holders of any Outstanding Convertible Notes which have not been converted into Ordinary Shares prior to the Closing, if any.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capital Lease, (c) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Ordinary Shares” means the ordinary shares in the capital of the Company. “Outstanding

Convertible Notes” means the convertible notes issued by the Company to each holder of the convertible notes set forth in Schedule 1.1(b).

“Per Share Purchase Price” means the price obtained by dividing (a) the Aggregate Shareholder Consideration by (b) the total number of Shareholder Share Equivalents.

“Permitted Liens” shall mean the following:

(a) Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with SFRS shall have been set aside on its books, so long as the Company’s or its Subsidiaries’ title to, and its right to use, its Properties are not materially adversely affected thereby;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with SFRS shall have been set aside on its books, so long as the Company’s or its Subsidiaries’ title to, and its right to use, its Properties are not materially adversely affected thereby;

(c) (i) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character, as arise in the ordinary course of business and that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary course of business of the Company or its Subsidiaries and (ii) minor defects in title, in each case, which do not materially interfere with the conduct of the Company’s or its Subsidiaries’ business or the utilization thereof in the business of the Company or its Subsidiaries; and

(d) Liens existing on the date hereof and described in Schedule 1.1(c).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Personal Data” means all data or information, in the Company or its Subsidiaries’ possession or control, relating to one or more individual(s) that is personally identifying or that is defined as “personal data”, “personal information”, “personally identifiable information” or similar term under Applicable Laws.

“Preference Shares” means, collectively, any Series Seed preference shares and Series A preference shares in the capital of the Company, with the respective rights, preferences and privileges set out in the Constitution.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased, or operated by such Person.

“Purchase Price” means One Hundred Million Dollars ($100,000.000.00).

“Purchaser Indemnified Parties” means Purchaser and its respective Affiliates, successors and assigns (other than the Company and its Affiliates).

“Requirements of Law” means as to any Person, provisions of the organizational documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transaction.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by the Office of Foreign Assets Control (“OFAC”) and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Senior Management” means with respect to the Company, the persons listed on Schedule 5.16.

“SFRS” means Singapore financial reporting standards in effect from time to time, consistently applied. If there are any changes to SFRS during the term of this Agreement, the parties shall continue to determine compliance with the financial covenants, and make all other financial determinations hereunder, without giving effect to any such changes until such time that the parties hereto can agree to amend the financial covenants and other provisions requiring financial determinations hereunder to take into account the effect of such changes to SFRS in a mutually acceptable manner.

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“Shareholder Share Equivalents” means the shares or share equivalents equal to the Purchased Shares plus the number of Terminated Options (if not already included in the Purchased Share) plus the number of Shares issued or issuable pursuant to any warrants issued by the Company (including the UMG Warrant) or Outstanding Convertible Notes in each case that are being converted and/or exercised (for cash or on a net-exercise) in connection with the Closing (if not already included in the Purchased Shares).

“Shareholders Agreement” means the shareholders agreement of the Company, dated November 27, 2018, by and among the Company and the other parties listed thereto, as amended from time to time.

“Shares” means the Ordinary Shares and Preference Shares of the Company.

“Solvent” means, with respect to any Person that (a) the fair value of the assets and the property of such Person exceeds the fair value of the aggregate liabilities (including contingent and unliquidated liabilities) of such Person, and (b) after giving effect to the Transaction, including payment of the Interim Payments by the Purchaser to the Company, such Person is able to both service and pay its liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Subsidiary” means with respect to the Company, Lomotif, Inc. (“Lomotif USA”) and any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which (a) more than 50% of (i) the outstanding Shares have (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Company, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Company, or (b) is under the actual control of the Company. Representations, undertakings and obligations set forth in this Agreement shall be applicable only to Subsidiaries which exist or have existed at the applicable and relevant time.

“Tax” means any present or future United States, Singapore or relevant jurisdictions income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, , franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other taxes, levies, assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Options” means up to 212,818 options of the Company issued and outstanding (or deemed issued and outstanding) immediately prior to Closing, of which allocation details are set forth under the column “Terminated Options” in Schedule 1.1(d).

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“Transaction Documents” means this Agreement, and all exhibits and schedules hereto, including the Disclosure Schedules, and any other documents or agreements executed in connection with the Transaction, including, without limitation, the A&R Shareholders Agreement and any convertible notes issued or issuable to the Purchaser by the Company in connection with the Transaction.

“UMG Warrant” means that certain warrant to purchase 50,787 Ordinary Shares pursuant to the terms thereof, issued by the Company to Universal International Music B.V., dated June 5, 2019.

“Zash Convertible Notes” means any convertible promissory notes issued by the Company to Zash in connection with the Initial Payments.

ARTICLE II

PURCHASE AND SALE BY THE SELLING SHAREHOLDERS

Section 2.1 Purchase and Sale of the Purchased Shares.

(a) Subject to the terms and conditions herein set forth, the Selling Shareholders will sell to the Purchaser on the Closing Date, and the Purchaser will acquire from each Selling Shareholder the Purchased Shares, and, in consideration for such Purchased Shares, the Purchaser shall pay to such Selling Shareholder for each such share the Per Share Purchase Price. Exhibit 1 attached hereto sets forth the anticipated payments to each Selling Shareholder in consideration for such Selling Shareholder’s Shares, assuming the conversion of all Outstanding Convertible Notes, the payment of the Closing Options Payout Amount, and the net-exercise of the UMG Warrant. Notwithstanding anything to the contrary herein, in the case of the undersigned holders of the Outstanding Convertible Notes, by executing this Agreement and thereby accepting the terms of this Agreement, including, without limitation, Section 6.5, such holders will be deemed Selling Shareholders and their Conversion Shares (as defined in Section 2.2(c)) will be deemed the Purchased Shares.

(b) At the Closing, each Selling Shareholder shall deliver to the Purchaser the Purchased Shares as set forth on Exhibit 1 free and clear of all Liens, restrictions and rights of others but subject to the applicable securities laws and limitations under the organizational documents of the Company then in effect and together with all rights of any nature attached or accruing to them on or after Closing (including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Closing Date).

(c) Contingent on and effective immediately prior to Closing, each Terminated Option, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to Closing and to the extent not exercised prior to the Closing, shall be cancelled at Closing (or, in the case of a Terminated Option which has not been granted and that is deemed issued and outstanding immediately prior to Closing, such Terminated Option shall be cancelled at Closing without any actual issuance of such Terminated Option and the holder thereof shall have no claim for the issuance of such Terminated Option) and, in consideration of such cancellation, the holder thereof shall be entitled to receive, without interest, a cash payment in an amount equal to: (i) the aggregate number of the Ordinary Shares issuable upon the exercise of such Terminated Option, multiplied by (ii) the amount by which the Per Share Purchase Price exceeds the exercise price per share (if there is an exercise price per share) of such Terminated Option, rounding such amount down to the nearest whole dollar (the “Closing Options Payout Amount”), subject to the terms and conditions set forth in this Agreement and the agreements contemplated by this Agreement, including, without limitation, the release set forth in Section 9.4. The Company agrees that the Board of Directors of the Company shall adopt such resolutions and take all other actions (including obtaining any required consents) prior to the Closing as are required to effect the transactions described in this Section 2.1(c). All cash amounts payable in respect of the Terminated Options held by current employees of the Company in accordance with this Section 2.1(c) shall be paid pursuant to the Company’s standard payroll procedures, within one payroll period following the Closing Date, provided that the Company shall be entitled to deduct any amount required to be withheld or deducted under Applicable Laws, including pursuant to Section 2.7.

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Section 2.2 Closing Payment.

(a) At the Closing, the Purchaser shall pay the applicable portion of the Purchase Price by wire transfer of immediately available funds to each Selling Shareholder in an amount equal to the amount set forth for such Selling Shareholder in the Closing Payment Schedule.

(b) At the Closing, the Purchaser shall pay to the Company the Closing Options Payout Amount by wire transfer of immediately available funds to the account which is designated by the Company in writing at least three Business Days prior to the Closing as set forth on the Closing Payment Schedule. Promptly after receipt of the Closing Options Payout Amount, but subject to Section 9.5, the Company will pay all cash amounts payable to a holder of Terminated Options who is not an employee of the Company in accordance with Section 2.1(c), provided that the Company shall be entitled to deduct any amount required to be withheld or deducted under Applicable Laws, including pursuant to Section 2.7. Payment to a holder of Terminated Options who is an employee of the Company shall be made in accordance with Section 2.1(c) and subject to Section 9.5.

(c) At the Closing and conditioned upon the delivery of executed payoff letters for each noteholder receiving any portion of the Note Repayment Amount from the Company to the Purchaser, the Purchaser shall also pay, by wire transfer of immediately available funds, to the Company or the Sellers’ Representative or another designee of the Company designated in writing to the Purchaser at least three (3) Business Days before the Closing, for disbursement to each holder of the Outstanding Convertible Notes, to the extent any such Outstanding Convertible Note has not been converted into Ordinary Shares prior to the Closing, if any, the applicable portion of the Note Repayment Amount for such Outstanding Convertible Note, as set forth on the Closing Payment Schedule. At the Closing and conditioned upon the conversion of an Outstanding Convertible Note listed on Schedule 1.1(b) into the number of the Ordinary Shares issued upon conversion of such notes as set forth in Schedule 1.1(b) (the “Conversion Shares”), the Purchaser shall pay, by wire transfer of immediately available funds, to the holder of such Outstanding Convertible Note, the amount equal to the number of Conversion Shares multiplied by the same Per Share Purchase Price for each Purchased Share, in full consideration for the sale of all such Conversion Shares to the Purchaser.

Section 2.3 Signing Payment and Additional Interim Payment. Upon execution of this Agreement, the Purchaser shall pay to the Company by wire transfer of immediately available funds in cash an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Signing Payment”) pursuant to a Convertible Note Subscription Agreement in the form attached hereto as Exhibit 4 to be executed and delivered by the Company to the Purchaser concurrently with the payment of the Signing Payment. The Signing Payment is non-refundable and paid to the Company separate from the Purchase Price. This Agreement shall not become effective until the Signing Payment is received by the Company. On or prior to the date thirty (30) days after the date hereof, the Purchaser shall pay to the Company by wire transfer of immediately available funds in cash an amount equal to One Million Dollars ($1,000,000) (the “Additional Interim Payment”) pursuant to a Convertible Note Subscription Agreement in the form attached hereto as Exhibit 4 (and substantially identical to the Convertible Note Subscription Agreement for the Signing Payment) to be executed and delivered by the Company to the Purchaser concurrently with the payment of the Signing Payment. The Additional Interim Payment is non-refundable and paid to the Company separate from the Purchase Price. If the Additional Interim Payment is not received by the Company within thirty (30) days from the date of this Agreement, then the Company shall have the right to terminate this Agreement in its sole discretion by providing written notice to the Purchaser. The Signing Payment and Additional Interim Payment may be used by the Company (i) for the Company’s or its Subsidiaries’ operating expenses in the ordinary course consistent with its past practice and in the reasonable discretion of its Chief Executive Officer, (ii) as set forth in Exhibit 4 hereto, or (iii) otherwise upon prior written approval of the Purchaser. Notwithstanding the foregoing termination and for the avoidance of doubt, the Convertible Note Subscription Agreement entered into between the Company and the Purchaser with respect to the Signing Payment and the Additional Interim Payment shall remain in full force and effect.

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Section 2.4 Additional Payment. In the event this Agreement is terminated pursuant to Section 11.1(b), the Purchaser shall pay an additional Five Million Dollars ($5,000,000) by wire transfer of immediately available funds in cash to the Company (the “Additional Payment” and together with the Extension Payment, Signing Payment and Additional Interim Payment, the “Initial Payments”) pursuant to a Convertible Note Subscription Agreement in the form attached hereto as Exhibit 4 (and substantially identical to the Convertible Note Subscription Agreement for the Signing Payment and Additional Interim Payment) to be executed and delivered by the Company to the Purchaser concurrently with the payment of the Additional Payment. Notwithstanding the foregoing termination and for the avoidance of doubt, the Convertible Note Subscription Agreements entered into between the Company and the Purchaser with respect to all of the Initial Payments shall remain in full force and effect.

Section 2.5 Closing. The purchase and sale of the Purchased Shares shall take place at 10:00 a.m. in Singapore (the “Closing”) on a date that is the second Business Day following the satisfaction or waiver of the conditions to closing set forth in Section 3.1 (the “Closing Date”), provided, however, the Closing shall take place on or prior to the Long Stop Date. At the Closing, the Selling Shareholders shall deliver the Purchased Shares to the Purchaser against delivery by the Purchaser of the full purchase price for the Purchased Shares, which is payable by wire transfer of immediately available funds.Closing Deliverables.

(a) At the Closing, against performance of the obligations by the Selling Shareholders and the Purchaser set out in Section 2.6(b) and (c) below, the Company shall:

(i) authorize (x) entry onto the electronic register of members of the Company of the name of the Purchaser as the registered holder of the Purchased Shares with effect from Closing, (y) entry onto the electronic register of directors of the Company reflecting the appointment of the Purchaser Directors (defined below) as directors of the Company with effect from the Closing;

(ii) deliver to the Purchaser, (x) the original executed Form E4A and Working Sheet D or E (as applicable) with respect to the Purchased Shares sold by such Seller; and (y) a copy of a certificate of good standing of (aa) the Company from ACRA and (ab) Lomotif USA from the Secretary of State of Delaware;

(iii) deliver to the Purchaser and the Selling Shareholders, a certificate from a director of the Company, dated as of the Closing Date, attesting to (A) the organizational documents of the Company as in effect on the Closing Date, and (B) the resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of the Transaction Documents and the Transaction;

(iv) deliver to the Purchaser the fully executed amendment to the Audio Clips Distribution Agreement between the Company and Universal International Music B.V. (“UMG”) dated as of June 19, 2019 (the “UMG Agreement”) extending (without any other modification thereof) the term of the UMG Agreement through and until December 31, 2021, or as otherwise approved by the Purchaser pursuant to Section 8.1, and waiving any change-of-control rights UMG may have pursuant to the UMG Agreement in connection with this Agreement and the Transaction Documents;

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(v) deliver to the Purchaser, evidence of payment in full of all amounts owing by the Company to UMG pursuant to the Judgment by Confession in the form reviewed by the Purchaser;

(vi) deliver to the Purchaser, a copy of the A&R Shareholders Agreement duly executed by all of the parties thereto (assuming delivery by the Purchaser and each Selling Shareholder (to the extent it is a party thereto) of their respective signature pages thereto), which will incorporate the terms set forth in Exhibit 2 (unless otherwise agreed by the parties thereto);

(vii) deliver to the Purchaser, the consents set forth on Schedule 2.6(a)(vii); and

(viii) deliver to the Purchaser, audited financial statements of the Company for the fiscal years 2019 and 2020, certified by independent public accountants of nationally recognized standing reasonably acceptable to the Purchaser.

(b) At or prior to the Closing, against performance of the obligations by the Company and the Purchaser set out in Section 2.6(a) and (c) below, each Selling Shareholder shall deliver:

(i) to the Corporate Secretary, the original share certificates corresponding to the Purchased Shares that such Selling Shareholder is selling, for cancellation of the said certificates at the Closing;

(ii) to the Corporate Secretary, the original share transfer forms duly executed by such Selling Shareholder with respect to the Purchased Shares sold by such Selling Shareholder at the Closing, in form and substance satisfactory to the Purchaser and the Corporate Secretary;

(iii) to the Company, a certified true copy of the member resolutions and other approvals and waivers as may be requested by the Company to approve the execution, delivery and performance of the Transaction Documents and the Transaction;

(iv) to the Company, a copy of the A&R Shareholders Agreement duly executed by such Selling Shareholder (to the extent it is a party thereto), which will incorporate the terms set forth in Exhibit 2 (unless otherwise agreed by the parties thereto);

(v) in the case of CCV Fund I LP, a letter of resignation duly executed by Wei Zhou from the board of directors of the Company, subject to the occurrence of and with effect from the Closing;

(vi) in the case of K9 Industries Pte. Ltd., to the extent a director designated by such Person was appointed to the board of directors of the Company prior to Closing, a letter of resignation duly executed by such director from the board, subject to the occurrence of and with effect from the Closing; and

(vii) evidence that the Preference Shares held by such Selling Shareholder will be converted into Ordinary Shares immediately prior to but in connection with the Closing.

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(c) At or prior to the Closing, against performance of the obligations by the Company and the Selling Shareholders set out in Section 2.6(a) and (b) above, the Purchaser shall deliver:

(i) to each Selling Shareholder, the applicable portion of the Purchase Price, by wire transfer of immediately available funds in accordance with Section 12.10;

(ii) to the Company, for disbursement in accordance with Section 2.2(b), the Closing Options Payout Amount and any Note Repayment Amount for disbursement in accordance with Section 2.2(c);

(iii) to the Corporate Secretary, (x) the share transfer forms duly executed by the Purchaser in form and substance satisfactory to the Corporate Secretary, (y) the stamp duty amount, by wire transfer of immediately available funds, required to be paid to the Inland Revenue Authority of Singapore in connection with the sale and purchase of the Purchased Shares, to the account designated by the Corporate Secretary in writing at least two Business Days prior to Closing, and (z) know-your-customer information of the Purchaser and other documents reasonably requested by the Corporate Secretary for purposes of the lodgment with ACRA of an update to the electronic register of members of the Company;

(iv) to the Corporate Secretary, a copy of the Form 45 duly executed by each of the three persons designated by the Purchaser to be a director of the Company (each, a “Purchaser Director”), know-your-customer information of such Purchaser Directors and other documents reasonably requested by the Corporate Secretary for purposes of the lodgment with ACRA of an update to the electronic register of directors of the Company; and

(v) to the Company, a copy of the A&R Shareholders Agreement duly executed by the Purchaser, which will incorporate the terms set forth in Exhibit 2 (unless otherwise agreed by the parties thereto).

(d) Within one (1) Business Day after the Closing, the Company shall deliver to the

Purchaser:

(i) a copy of the updated electronic register of members of the Company, reflecting the name of the Purchaser as the registered holder of the Purchased Shares with effect from Closing;

(ii) a copy of the updated electronic register of directors of the Company, reflecting the appointment of the Purchaser Directors as directors of the Company; and

(iii) the original share certificates issued to the Purchaser as the holder of the

Purchased Shares.

(e) No later than three (3) Business Days prior to the Closing, the Company shall deliver to the Purchaser the final Closing Payment Schedule.

Section 2.7 Tax Matters.

(a) The Purchaser shall be entitled to deduct and withhold from any payments made in connection with the sale of the Shares as contemplated by this Agreement such amounts as are required to be deducted and withheld by the Purchaser under any Requirements of Law and/or Applicable Laws (and solely to the extent of such Requirement of Law and/or Applicable Laws) with respect to the making of such payment. To the extent that pursuant to any Requirement of Law and/or Applicable Law the Purchaser is required to furnish any information with respect to any particular Selling Shareholder in order to minimize or eliminate any withholding obligation associated with such Selling Shareholder, then Purchaser shall request such information from such Selling Shareholder and, provided that such Selling Shareholder has timely and completely provided the information requested by Purchaser, Purchaser shall submit such information to the applicable Governmental Authority. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Selling Shareholders or such other Person in respect of whom such withholding was made.

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(b) Any payments made in respect of the Terminated Options pursuant to this Agreement (i) shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due, (ii) shall be net of any Taxes withheld pursuant to Section 2.7(a), and (iii) shall, in respect of the Terminated Options that are held by employees of the Company, be made through the Company’s standard payroll procedures in accordance with Section 2.1(c) and Section 2.2(b). Purchaser shall have no obligation with respect to any payments required to be made to the holders of the Terminated Options or any tax withholding or related obligations applicable thereto other than to fulfill its obligation to pay the Closing Options Payout Amount to the Company or its designee in accordance with Sections 2.1(c) and 2.2(b).

ARTICLE III

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

Section 3.1 Conditions Precedent to Closing. The obligation of the Purchaser to purchase the Purchased Shares, to pay the Purchase Price and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived in writing by, the Purchaser of the following conditions on or before the Closing Date; provided that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Company or Selling Shareholders:

(a) Representations and Warranties. The representations and warranties contained in Article V and Article Article VI hereof shall be true and correct in all material respects at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) after giving effect to the Transaction.

(b) Compliance with the Transaction Documents. The Company shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated in the Transaction Documents that are required to be performed or complied with on or before the Closing Date.

(c) Certificates. The Purchaser shall have received a certificate from the Company, dated the Closing Date and signed by its chief executive officer, certifying that (i) the attached copies of the Constitution, and resolutions of the board of directors or similar governing body approving the Transaction Documents are all true, complete and correct and remain unamended and in full force and effect, and (ii) the list of directors, officers and shareholders as set out in a business profile of the Company obtained on or about the Closing Date, the information listed in Schedule 5.1 is true, complete, and correct.

(d) Ownership. The Purchaser shall acquire in the aggregate no less than eighty percent (80%) of the Fully Diluted Capitalization of the Company immediately following the Closing, without giving effect to any Zash Convertible Notes.

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(e) Purchase of the Purchased Shares Permitted by Applicable Laws. The acquisition of and payment for the Purchased Shares to be acquired by the Purchaser hereunder (i) shall not be prohibited by any Requirements of Law, and (ii) shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirements of Law.

(f) Consents and Approval. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Sellers and the Company necessary in connection with the execution, delivery or performance by the Sellers and the Company respectively (including, without limitation the conversion of all Preference Shares to Ordinary Shares and the termination of the Shareholders Agreement), or enforcement against the Sellers and the Company respectively, of the Transaction Documents shall have been made or obtained and be in full force and effect, and, to the extent applicable, the Purchaser shall have been furnished with appropriate evidence thereof.

(g) No Material Judgment or Order. There shall not be on the Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority which, in the judgment of the Purchaser, would prohibit the purchase of the Purchased Shares hereunder or subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder.

(h) No Litigation. No arbitration, action, claim, suit, litigation or Proceeding before any court or any Governmental Authority shall have been commenced or threatened against the Company (including its directors or officers) or any of its Subsidiaries, and no investigation by any Governmental Authority shall have been commenced and no action, suit or Proceeding by any Governmental Authority shall have been threatened in writing against the Purchaser, the Company or any Subsidiary in each case (i) seeking to restrain, prevent or change the Transaction or questioning the validity or legality of the Transaction, or (ii) which could reasonably be expected to have a Material Adverse Effect.

(i) Good Standing Certificates. The Company shall have delivered to the Purchaser as of a date not more than ten (10) Business Days before the Closing Date good standing certificates for the Company and its Subsidiaries for their jurisdictions of incorporation and certificates of foreign qualification for all other jurisdictions where their ownership, lease or operation of property or the conduct of their business requires such foreign qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(j) Senior Management. The Company’s employment agreement with each member of Senior Management shall be in full force and effect at Closing, and the Company has received no notice or indication of any member of Senior Management’s intention to resign or terminate their employment with the Company.

(k) Zhiwen Employment Agreement. Mr. Zhiwen’s employment agreement shall be duly executed and delivered by and between the Company and Mr. Zhiwen on terms mutually acceptable to Mr. Zhiwen and the Purchaser.

(l) Accelerated Vesting. The Closing shall not trigger the payment of any material change of control payments to employees or consultants under any agreements to which the Company is bound or the acceleration of any equity awards which would result in Purchaser purchasing any less than eighty percent (80)% of the Fully Diluted Capitalization of the Company, without giving effect to any Zash Convertible Note.

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(m) Conversion of Notes. The Company shall use its commercially reasonable efforts to ensure the Outstanding Convertible Notes shall be fully converted to Ordinary Shares in an amount equal to the Conversion Shares. Any such Outstanding Convertible Note which has not been converted into Ordinary Shares in an amount equal to the Conversion Shares shall be repaid at Closing through the Note Repayment Amount. Each holder of such Outstanding Convertible Note converting into Conversion Shares hereunder shall execute this Agreement or a written joinder agreement agreeing to become a party to this Agreement and bound by all of the terms hereof.

(n) Establishment of Employee Share Options Scheme. The Company shall have delivered to the Purchaser evidence of establishment of an employee share option scheme for the allotment and issuance of up to 427,229 Ordinary Shares in the Company.

(o) Data Protection Policies. The Company shall have adopted data protection policies in a form reasonably satisfactory to the Purchaser.

(p) Audited Financials. The Company shall have delivered to Purchaser the deliverable set forth in Section 2.6(a)(viii).

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND SELLING SHAREHOLDERS

Section 4.1 The obligations of the Company and Selling Shareholders to sell, or cause to be sold, the Purchased Shares and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Company and Selling Shareholders of the following conditions on or before the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Article VII hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(b) Compliance with Transaction Documents. The Purchaser shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by them on or before the Closing Date.

(c) Consents and Approval. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Purchaser necessary in connection with the execution, delivery or performance by the Purchaser, or enforcement against the Purchaser, of the Transaction Documents shall have been made or obtained and be in full force and effect.

(d) No Material Judgment or Order. There shall not be on the Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority which would prohibit the purchase of the Purchased Shares hereunder or subject the Company to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder.

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(e) No Litigation. No arbitration, action, claim, suit, litigation or Proceeding before any court or any Governmental Authority shall have been commenced or threatened against the Company (including its directors or officers) or any of its Subsidiaries, and no investigation by any Governmental Authority shall have been commenced and no action, suit or Proceeding by any Governmental Authority shall have been threatened in writing against the Purchaser, the Company or any Subsidiary (i) seeking to restrain, prevent or change the Transaction or questioning the validity or legality of the Transaction, or (ii) which could reasonably be expected to have a Material Adverse Effect.

(f) Zhiwen Employment Agreement. Mr. Zhiwen’s employment agreement shall be duly executed and delivered by and between the Company and Mr. Zhiwen on terms mutually acceptable to Mr. Zhiwen and the Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in any the section of the Disclosure Schedules matching the relevant section of this Article V, the Company makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date:

Section 5.1 Existence and Power. The Company and each Subsidiary: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate or limited liability company power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; (c) is duly qualified as a legal entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (d) has the corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is or will be a party at Closing. The information relating to the Company (including, its registered office address, incorporation date, registration number and shareholding information); and jurisdictions in which the Company and each of its Subsidiaries is organized and qualified to do business as of the Closing Date are listed on Schedule 5.1.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by the Company: (a) has been duly authorized by all necessary corporate action; (b) do not and will not contravene or violate the terms of the Constitution of the Company or any of the charter documents of its Subsidiaries or any amendment thereto or any Requirement of Law or Applicable Law applicable to the Company or such Subsidiary or the Company’s or such Subsidiary’s assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under any Material Contract) with or without the giving of notice or the lapse of time or both) other than any right to consent, which consents have been obtained, (ii) create in any other Person a right or claim of termination or amendment of any Material Contract, or (iii) require modification, acceleration or cancellation of any Material Contract, in each case of clauses (i) to (iii), other than such conflicts, claims or modifications, etc., which would not result in a Material Adverse Effect; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Company or such Subsidiary, other than such Lien which would not result in a Material Adverse Effect.

Section 5.3 Governmental Authorization; Third Party Consents. Except as set forth on Schedule 5.3 or the consents required under Section 2.6(a)(vii), no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Material Contract, and no lapse of a waiting period under a Requirement of Law or Material Contract, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company in respect of the Transaction Documents.

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Section 5.4 Binding Effect. The Company has duly executed and delivered this Agreement and constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.5 No Legal Bar. Neither the Company nor any Subsidiary has previously entered into any agreement which is currently in effect or to which the Company or any of its Subsidiaries is currently bound granting any rights to any Person which conflict with the rights to be granted by the Company in the Transaction Documents, other than the right to consent, which consents have been obtained.

Section 5.6 Litigation. Except as set forth on Schedule 5.6, (a) there are no legal actions, suits, Proceedings, prosecutions, claims or disputes or other forms of alternative dispute resolutions pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company or its Subsidiaries seeking to restrain, prevent or change the Transactions or questioning the validity or legality of the Transaction Documents or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) there is no injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents or which relates to the assets or the business of the Company or its Subsidiaries; and (c) there is no litigation, claim, audit, dispute, inquiry, review, Proceeding or investigation currently pending or threatened against the Company or its Subsidiaries for any violation or alleged violation of any Requirements of Law, which would reasonably be expected to have a Material Adverse Effect, and neither and the Company nor any Subsidiaries has received written notice of any threat of any such litigation, claim, audit, dispute, inquiry, review, Proceeding or investigation.

Section 5.7 Compliance with Laws. The Company and its Subsidiaries are in compliance, in all material respects, with all material Requirements of Law. Except as set forth on Schedule 5.7, there are no actual or pending appeals, adjustments, audits, inquiries, investigations, Proceedings, recoupments or notices of intent to audit or investigate by any Governmental Authority against the Company.

Section 5.8 Title to Properties. Except as set forth on Schedule 5.8, the Company and its Subsidiaries have good title to, or a valid leasehold interest in, all Property used by such entity in its business and none of such Property is subject to any Lien, except for Permitted Liens. The Properties owned or leased by the Company and its Subsidiaries comprise all the Properties necessary for the continuation of the Company and its Subsidiaries’ business as currently carried on. Neither the Company nor any of its Subsidiaries depend in any material respect on the use of Properties owned, or facilities or services provided by any Selling Shareholder.

Section 5.9 Real Property. Neither Company nor any Subsidiary owns any Real Property. All leases of Real Property to which Company or any Subsidiary are included in the listing of Material Contracts. Save as including in the listing of Material Contracts, neither the Company nor any Subsidiary has any right of ownership, right of use, option, right of first refusal, contractual obligation to purchase or any other right affecting any land or buildings. In relation to each of the leases of Real Property as included in the listing of Material Contracts, to the Knowledge of the Company (i) each lease is valid and in full force and effect; (ii) the rents and other monies due and payable under the lease have been paid in full and on time; (iii) the Company and each Subsidiary (as applicable) has performed its respective obligations and observed its respective covenants under the lease; (iv) there is no right for the landlord to terminate the lease or take possession of the relevant part of the Property before the expiry of the contractual term (other than as a result of a breach of its terms by the Company and each Subsidiary (as applicable); (v) there is no provision requiring the Company (or the Subsidiary, as applicable) to reinstate the relevant part of the Real Property on expiry of the lease; and (vi) there are no rent reviews pending or in progress.

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Section 5.10 Taxes.

(a) Except as set forth on Schedule 5.10, the Company and each of its Subsidiaries has timely filed all Singaporean, United States and other relevant jurisdictions income and other material Tax Returns that it was required to file, in each case with due regard for any extension of time within which to file such Tax Return and no such Tax Returns are subject of any dispute with any competent Governmental Authority. All such Tax Returns were correct, accurate and complete in all material respects. All Taxes due and payable by the Company or its Subsidiaries have been paid, in each case with due regard for any extension of time within which to file such Tax Return, other than any Taxes the amount or validity of which is being actively contested by Company or its Subsidiaries in good faith and by appropriate proceedings and with respect to which adequate reserves or other appropriate provision, if any, as shall be required in conformity with Company’s accounting practices shall have been made or provided therefor. There are no Liens, other than Permitted Liens, on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. No claim has been made by a Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth on Schedule 5.10, there is no action, suit, Proceeding, investigation, examination, audit, non-routine visit or claim now pending or threatened in writing by any Governmental Authority regarding any Taxes relating to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into an agreement, concession or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Person and there are no circumstances that would cause the taxable years of the Company or its Subsidiaries not to be subject to the normally applicable statute of limitations.

(c) Except as set forth on Schedule 5.10, the Company and each of its Subsidiaries, in all material respects, have (i) collected all sales, use, value added and other taxes required to be collected, and have remitted such amounts to the appropriate Governmental Authority or, if applicable, have furnished properly completed exemption certificates for all exempt transactions; and (ii) properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the date of this agreement and has to the extent required by Requirements of Law or Applicable Law in its respective jurisdiction of incorporation properly accounted for all such deductions and withholdings.

(d) The Company and each of its Subsidiaries, have maintained and have in their possession or under their control all records and documentation that are required to be maintained for the purposes of any Tax and to calculate respective Company or Subsidiary’s obligations in respect of Tax.

(e) Neither the Company nor any of its Subsidiaries has had its tax affairs dealt with on a consolidated basis or formed a fiscal unity nor have any of them entered into any tax allocation or sharing arrangement (including any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of its profits, gains or losses or those of another company.

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(f) Neither the Company nor any of its Subsidiaries has claimed or been granted exemption from Tax or the benefit of any other special Tax regime in connection with reorganizations, demergers or mergers.

Section 5.11 Financial Condition. The Company has furnished the Purchaser with true, correct and complete copies of (collectively, the “Financial Statements”): the unaudited balance sheet of the Company as of December 31, 2020 and the statement of income for the fiscal year ended December 31, 2020. Such Financial Statements: truly and fairly present, in all material respects, the financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the results of operations thereof, as of the respective dates or for the respective periods set forth therein, and are in conformity with SFRS, Requirements of Law, Applicable Law and the past historical practices of the Company. Except as set forth on Schedule 5.11, as of the dates of the Financial Statements, neither the Company nor any Subsidiary had any obligation, Indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of the Company or its Subsidiaries.

(b) All accounting and financial records of the Company and its Subsidiaries have been properly kept and maintained in accordance with Requirements of Law and Applicable Law, are up to date, constitute an accurate record in all material respects, of all matters which ought to appear in them and are in their possession or under their control.

Section 5.12 Absence of Certain Changes or Events. Since December 31, 2020, there has been no development, event, circumstance, or change which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.13 Environmental Matters. The Company and its Subsidiaries have materially complied with all applicable Environmental Laws, rules and regulations. Neither the Company nor any of its Subsidiaries has ever been cited for any violation of any Environmental Laws by any Governmental Authority. There has been no unlawful leakage or spillage by the Company of hazardous wastes or hazardous pollutants onto or beneath the surface of the premises where the Company’s or its Subsidiaries’ businesses are being conducted, so as to cause the same to be contaminated.

Section 5.14 Subsidiaries. Except as set forth on Schedule 5.14, the Company does not (a) have any Subsidiaries, or (b) own of record or beneficially, directly or indirectly, any (y) Shares issued by any other Person or (z) equity, voting or participating interest in any joint venture or other enterprise. Neither the Company nor its Subsidiaries: (i) has agreed to acquire, any shares, securities or other interests in, any company; (ii) is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognized trade associations); or (iii) is a party to any profit-sharing arrangement.

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Section 5.15 Capitalization. As of the Closing Date, after giving effect to the Transaction, the capitalization of the Company and its Subsidiaries shall be as set forth on Schedule 5.15 and the Purchaser shall own no less than eighty percent (80%) of the Fully Diluted Capitalization of the Company, without giving effect to any Zash Convertible Notes. All of the issued and outstanding Shares of the Company has been, and Shares of the Company issuable upon the exercise of outstanding securities when issued will be, duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.15, the issuance of the foregoing Shares has not been subject to preemptive rights in favor of any Person other than such rights that have been waived or complied with and will not result in the issuance of any additional Shares of the Company or the triggering of any anti-dilution or similar rights contained in any options warrants, debentures or other securities or agreements of the Company or any of its Subsidiaries. On the Closing Date, assuming the Closing shall have occurred, except as set forth on Schedule 5.15, there are no outstanding securities convertible into or exchangeable for Shares of the Company or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe for Shares of the Company or any of its Subsidiaries, or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or any of its Subsidiaries is a party relating to the issuance of any Shares of the Company or any of its Subsidiaries, or any such convertible or exchangeable securities or any such options, warrants or rights. On the Closing Date, except as set forth on Schedule 5.15 and Schedule 1.1(d), neither the Company nor any of its Subsidiaries has any obligation, whether mandatory or at the option of any other Person, at any time to issue, transfer, redeem or repurchase any Shares of the Company or any of its Subsidiaries, pursuant to the terms of its Constitution or otherwise. The Company further warrants that the list of issued options that are issued or deemed issued as at Closing as listed in Schedule 5.15 and Schedule 1.1(d) is true and correct. On the Closing Date, except as set forth on Schedule 5.15, neither the Company nor any of its Subsidiaries maintains nor has any obligation under any share option plan or other equity compensation related plans or agreements. Except as set forth on Schedule 5.15, the Shareholders Agreement or the Constitution, no issued and outstanding shares of the Company’s Shares are subject to a right of first refusal or condition of forfeiture in favor of the Company, and no shares of the Shares of the Company are subject to vesting restrictions. Except as set forth on Schedule 5.15, since December 31, 2020, the Company has not declared or paid, or become responsible to declare or pay, and the Company is not responsible for or have any obligation to declare or pay, a dividend or other distribution on its securities or otherwise combined, split, recapitalized or taken similar actions with respect to its outstanding Shares. Except as set forth on Schedule 5.15, the Shareholders Agreement or the Constitution, there are no voting trusts, proxies or other contracts or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company’s Shares, the acquisition (including rights of co-sale, first refusal, antidilution or pre-emptive rights), disposition, registration of securities of the Company, or other rights of securityholders, or obligations of the Company, with respect to the securities of the Company. All securities of the Company and its Subsidiaries have been and were issued, allotted and, to the Knowledge of the Company, transferred in compliance, in all material respects, with all securities and other Applicable Laws and the Constitution, and in compliance with all requirements of applicable contracts affecting, applicable to or relating to, such issuances and transfers, and in relation to Purchased Shares, be free from any Liens.

Section 5.16 Labor Relations.

(a) Schedule 5.16 sets forth a list of the Senior Management of the Company and the employment agreements for each such individual. Other than as set forth on Schedule 5.16, the Company has not entered into any other contracts or agreements, especially with respect to compensation or benefits, with Senior Management. None of the Senior Management is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such individual’s ability to render services for the Company or to promote the interest of the Company or that would conflict with the Company’s business.

(b) Neither the Company nor any of its Subsidiaries engages the services of any individual other than pursuant to a contract of employment (including any contractor, agency worker or consultant). Each current and employee, consultant and officer of the Company has executed a customary agreement with the Company regarding ownership of Intellectual Property by the Company and confidentiality and proprietary information and no employee, consultant or officer is in violation of any agreement described in this Section 5.16(b).

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(c) The entry into and performance of this agreement and all other Transaction Documents will not result in any payment or other benefit to any officer or employee of the Company or any of its Subsidiaries or entitle any such officer or employee to give notice to terminate his/her contract of employment.

(d) No employee of the Company or any of its Subsidiaries has given or received notice terminating his/her contract of employment, nor, in the Company’s Knowledge, is any such notice pending or threatened.

(e) Each contract between the Company or the Subsidiaries and any of their respective employees can be terminated by the Company (or such Subsidiary, as applicable) giving three months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation for breach of contract.

(f) Neither the Company nor any of its Subsidiaries is involved in any industrial or trade dispute or negotiation with any trade union, works council or other employee representative body regarding a claim of material importance to the Company (or the respective Subsidiaries), and to the Company’s Knowledge, none is pending or threatened.

(g) No employee of the Company or its Subsidiaries is subject to a current disciplinary warning or procedure. There is no material outstanding claim against the Company or its Subsidiaries by any of their current or former officers or employees or by any individual who otherwise provides or provided services to it, and in the Knowledge of the Company, no such claim is pending or threatened.

(h) In relation to their current and former officers and employees, each of the Company and its Subsidiaries has complied in all material respects with all Requirements of Law, Applicable Law, codes of conduct, Workplace Agreements and terms and conditions of employment and has maintained adequate and suitable records.

Section 5.17 Patents, Trademarks, Etc.

(a) The Company and each Subsidiary legally and beneficially owns and/or has the subsisting licenses, permissions or any other contract rights to use all Intellectual Property material to the conduct of its business (collectively, “IP Rights”) without any known conflict with or known infringement of the IP Rights of others. Schedule 5.17(a) sets forth a complete list of Licenses or other Contractual Obligations relating to the Company’s IP Rights (other than off the shelf computer software and programs and Licenses and Contractual Obligations entered in the ordinary course of business) and of registrations of patents, Trademarks and copyrights including any applications therefor with respect to such IP Rights. Except as set forth in Schedule 5.17(a), neither the Company nor any Subsidiary has any obligation to pay any royalty with respect to the IP Rights.

(b) Except as set forth in Schedule 5.17(b), no claims have been asserted by any Person with respect to the use by the Company or any Subsidiary of any such IP Rights or challenging or questioning the validity or effectiveness of any License or agreement held by the Company or its Subsidiaries or to which it is a party relating to any such IP Rights. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as conducted does not conflict with or infringe upon the IP Rights of others, and neither the Company nor any Subsidiary has received any communication alleging any such violation. To the Knowledge of the Company, no third party is infringing or violating any of the IP Rights of the Company or its Subsidiaries. To the Knowledge of the Company, no person employed by or affiliated with the Company or its Subsidiaries has violated any confidential relationship that such person may have had with any third party, in connection with the development or sale of any product or service or proposed product or service of the Company or its Subsidiaries.

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(c) None of the Company’s or any Subsidiary’s products contain any code or feature that intentionally: (i) disrupts the operation of any software, firmware, hardware, computer system or network, (ii) permits any Person to access software or data in an unauthorized manner, or (iii) deletes, damages or corrupts any personal information, data, or communications.

(d) Except as disclosed on Schedule 5.17(d) (which schedule shall, for the avoidance of doubt, list the aggregate amounts, if any, due and owing to any Person), to the Knowledge of the Company, no IP Rights of the Company or any of its Subsidiaries is subject to any third party rights (including the payment of royalties), restriction, constraint, control, supervision or limitation as a result of the receipt or use by the Company or any of its Subsidiaries, respective current or former directors, officers, employees or independent contractors of any funding, facilities, personnel in the development of any IP Rights of the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries are, and at all times have been in the past four(4) years preceding the date hereof, in compliance, in all material respects, with (i) all applicable federal, state, local and foreign laws, rules and regulations governing (A) data security and cyber security, (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”), such as, to the extent applicable, the Regulation (EU) 2016/679 of the European Parliament and of the Council (General Data Protection Regulation) and any European Union member state law implementing said regulation, and (C) the use of Personal Data in sales or marketing, and electronic communications, such as, to the extent applicable, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule ((A), (B) and (C) together “Privacy Laws”); (ii) requirements of self-regulatory programs, including for online behavioral advertising which the Company or a Subsidiary has participated in; and (iii) all contracts (or portions thereof) to which the Company or a Subsidiary is a party that govern Data Activities, such as, to the extent applicable, the Company’s and its Subsidiaries’ contractual commitments to third party analytics and advertising providers (collectively, “Privacy Agreements”).

(f) The Company and its Subsidiaries are, and at all times have been in the past four (4) years preceding the date hereof, in compliance, in all material respects, to the extent applicable to the Company and its Subsidiaries, with the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank, such as, to the extent applicable to the Company and its Subsidiaries, all merchant- and service provider-specific requirements, and the Payment Application Data Security Standards (PA-DSS) and all applicable audit, scanning and filing requirements (collectively, “PCI Requirements”).

(g) The Company and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, and a commercially reasonable information security program that includes commercially reasonable written information security policies (“Privacy and Data Security Policies”). The Company and its Subsidiaries are and at all times have been, in the past four (4) years preceding the date hereof, in compliance, in all material respects, with all such Privacy and Data Security Policies and the Company and its Subsidiaries do not engage in any undisclosed Personal Data collection on their websites or any third- party websites, except as would not, individually or in the aggregate, reasonably be expected to result in liability material to the Company. To the Knowledge of the Company, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate, in any material respect, any applicable Privacy Agreements, Privacy and Data Security Policies, PCI Requirements or Privacy Laws.

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(h) Except as would not, individually or in the aggregate, reasonably be expected to result in liability material to the Company, the Company and its Subsidiaries have provided notifications to, and have obtained consent from, Persons regarding their Data Activities, including with respect to the Company and its Subsidiaries sharing Personal Data in relation to the transactions contemplated by this Agreement, where such notice or consent is required by applicable Privacy Laws or contract by which the Company or a subsidiary is legally bound. To the Knowledge of the Company, the Company and its Subsidiaries have not (i) received direct written communication from any website owner or operator that the Company’s or its Subsidiaries’ access to such website is unauthorized; (ii) violated in any material respect any written agreement with any material website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity. The Company and its Subsidiaries have all necessary consents and permissions with respect to the information processed by or on behalf of the Company and its Subsidiaries to permit the Purchaser to use, through the Company and its Subsidiaries, such data consistent with the Company and its Subsidiaries’ current operations.

(i) To the Knowledge of the Company, there is no pending, nor has there ever been in the past four (4) years preceding the date hereof any, written complaint, audit, proceeding, investigation, or written claim against the Company or a Subsidiary initiated by (i) any Person; (ii) the United States Federal Trade Commission or any state attorney general; (iii) any other governmental entity, foreign or domestic; or any regulatory or self-regulatory entity that has jurisdiction over the Company or its Subsidiaries – alleging that any Data Activity of the Company or a Subsidiary materially violates any applicable Privacy Laws, Privacy Agreements, Privacy and Data Security Policies or PCI Requirements.

(j) The Company and its Subsidiaries have taken, in the past four (4) years preceding the date hereof, all commercially reasonable steps designed to protect Personal Data, or customer data, in their possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of the Company, in the past four (4) years preceding the date hereof, there has been no unauthorized access, damage, or modification to, or use, acquisition, loss or disclosure of, Personal Data, or customer data in the possession or control of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in liability material to the Company. The Company and its Subsidiaries have taken, in the past four (4) years preceding the date hereof, commercially reasonable steps and implemented commercially reasonable measures and procedures designed to maintain the Company Systems free from malware and other harmful code, such as, through the use of commercially available antivirus software. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to result in liability material to the Company, there have been, in the past four (4) years preceding the date hereof, no successful unauthorized intrusions or breaches of the security of Company Systems.

(k) Except as would not, individually or in the aggregate, reasonably be expected to result in liability material to the Company, the Company and its Subsidiaries contractually require all third parties, such as vendors, affiliates, and other persons providing services to the Company or its Subsidiaries that have access to or receive Personal Data from or on behalf of the Company or its Subsidiaries to comply with all applicable Privacy Laws, and to take commercially reasonable steps designed to protect Personal Data in such third parties’ possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

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(l) Except as set forth on Schedule 5.17(f) or with respect to “shrink wrap” or similar licenses of off the shelf software, to the Knowledge of the Company, all Company Owned Intellectual Property and Company Source Code are wholly and exclusively owned by the Company, except, in the case of Company Source Code, for any third party Intellectual Property contained therein to which the Company has a license or valid right to use free and clear of all options, rights, licenses, restrictions and Liens (except for Permitted Liens), and the Company has not sold, transferred, assigned, promised or otherwise disposed of any rights or interests therein or thereto.

(m) Except as set forth on Schedule 5.17(g) or with respect to “shrink wrap” or similar licenses of off the shelf software, to the Knowledge of the Company, no Person who has licensed Intellectual Property or Software to the Company or any Subsidiary has ownership rights or license rights to improvements or other amendments made by the Company or any Subsidiary in such Intellectual Property or Software that is subsequently included in any Company Products, other than with respect to such improvements or other amendments (i) that are owned by or jointly with the Person who licensed the underlying Intellectual Property or Software to which the Company has a valid license that is co-extensive with the license to the underlying Intellectual Property or Software or (ii) that are owned by the Company to which the Person who licensed the underlying Intellectual Property or Software has a non-exclusive license solely to such improvements or other amendments.

(n) Except as set forth on Schedule 5.17(h) or with respect to “shrink wrap” or similar licenses of off the shelf software, to the Knowledge of the Company, neither the Company nor any Subsidiary has used any Open Source Materials in a manner that results in the grant of or requires the Company or a Subsidiary to grant a license to or disclose the Company Source Code.

(o) Neither the Company nor any Subsidiary has granted to any third party a license to any Company Owned Intellectual Property (other than standard non-exclusive end user licenses provided in the ordinary course of business).

(p) In the three (3) years prior to the date hereof, the Company and its Subsidiaries have not received written notice alleging them to be in material breach or default of any agreements (i) to which the Company or a Subsidiary is a party, and (ii) pursuant to which the Company or a Subsidiary is granted the right to use any third Person’s Intellectual Property. Except as disclosed on Schedule 5.17(d), during the three (3) years prior to the Closing Date, neither the Company Owned Intellectual Property (including any use thereof) nor the conduct of the Company’s and its Subsidiaries’ business has infringed upon or misappropriated the Intellectual Property of any Person, other than matters resolved by the Company in the ordinary course of business; provided that with respect to (A) infringement of patents, and (B) infringement or misappropriation related to third party music or content displayed through the Company’s or its Subsidiaries’ applications, such representation is made only to the Knowledge of the Company.

Section 5.18 Potential Conflicts of Interest. Except as set forth on Schedule 5.18, to the knowledge of the Company, no member of Senior Management or shareholder of the Company or any Subsidiary: (a) is an officer, director, manager, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or Company from, the Company or its Subsidiaries; (b) has been a party to any transaction with the Company or any Subsidiary; (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or its Subsidiaries uses or contemplates using in the conduct of business; or (d) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to the Company or any Subsidiary, except for advances in the ordinary course of business for accrued vacation pay, accrued benefits under employee benefit plans, customary expense reimbursements existing on the date hereof, and similar matters and agreements.

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Section 5.19 Indebtedness. Schedule 5.19 lists (a) the amount of all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under this Agreement) that is in existence immediately before the Closing Date and will remain outstanding immediately after the Closing Date, (b) the Liens that relate to such Indebtedness and that encumber the assets of the Company or any of its Subsidiaries, (c) the name of each lender thereof, and (d) the amount of any unfunded commitments, if any, available to the Company and its Subsidiaries in connection with any such Indebtedness facilities.

Section 5.20 Material Contracts. Schedule 1.1(a) lists all Material Contracts. Except as set forth on Schedule 5.20, each of the Material Contracts is in full force and effect. Except as set forth on Schedule 5.20, the Company and its Subsidiaries have satisfied in full or provided for all of its liabilities and obligations under each Material Contract requiring performance prior to the date hereof, and is not in default under any of such Material Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Other than as set forth in Section 2.6(a)(iv) or Schedule 2.6(a)(vii), no approval or consent of any Person is needed for the Material Contracts to continue to be in full force and effect after giving effect to the Transaction.

Section 5.21 Insurance. Schedule 5.21 accurately summarizes all of the insurance policies or programs of the Company and its Subsidiaries as of the date hereof, with respect to the operation of Company’s business activities. All such policies are in full force and effect are underwritten by reputable insurers, are sufficient for all applicable Requirements of Law. All such policies will remain in full force and effect and will not terminate or lapse by reason of any of the Transaction.

Section 5.22 Solvency. The Company and each Subsidiary is Solvent before and after taking into account the Transaction.

Section 5.23 Licenses and Approvals. The Company and each of its Subsidiaries holds all material Licenses that are required by any Governmental Authority to permit them to conduct and operate their businesses as now conducted, and all such Licenses are valid and in full force and effect and will remain in full force and effect upon consummation of the Transaction. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance in all material respects with all material Licenses and (ii) there is no pending threat of cancellation, loss, termination, modification, or nonrenewal of any such Licenses of the Company or its Subsidiaries, nor any basis for such cancellation, loss, termination, modification, or nonrenewal.

Section 5.24 OFAC; Anti-Terrorism; Patriot Act. Neither the Company nor any Subsidiary nor any Affiliate of Company: (a) is a Sanctioned Person, (b) has any assets in Sanctioned Entities, or (c) derives any operating income from Investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the sale will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. The Company and its Subsidiaries are in compliance, with any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act. No part of the proceeds of the sale of the Purchased Shares will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any other Anti-Terrorism Law. Neither the Company nor any Subsidiary nor any Affiliate of the Company (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order or (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order.

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Section 5.25 Disclosure. This Agreement, together with all exhibits and schedules hereto, the Transaction Documents, and the agreements, certificates and other documents specifically contemplated by the Transaction Documents furnished to the Purchaser by the Company at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading provided that to the extent any such exhibit, schedule, agreement, certificate or other document was based solely upon or constitutes a forecast or projection, the Company represents only that it acted in good faith and utilized reasonable assumptions in the preparation of such exhibit, schedule, agreement, certificate or other document, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.26 Material Adverse Effect. As of the date of this Agreement, there is no fact which the Company has not disclosed to the Purchaser in writing which would reasonably be expected to have a Material Adverse Effect.

Section 5.27 Absence of Certain Practices. Except as set forth on Schedule 5.27, neither Company or any of its Subsidiaries, nor to the Knowledge of the Company, any director, officer, agent, employee or other Person, has given or agreed to give, in violation of any Applicable Law (including, without limitation, the US Foreign Corrupt Practices Act of 1977, the Penal Code (Cap. 224) of Singapore, the Prevention of Corruption Act (Cap. 241) of Singapore, as amended), any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder Company or its Subsidiaries or assist Company or any of its Subsidiaries in connection with any proposed transaction involving Company or its Subsidiaries, which gift or similar benefit, induced any party to do business with the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor any director, officer, agent, employee or other Person acting on their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 5.28 Accounts and Notes Receivable; Accounts and Notes Payable.

(a) Except as set forth in Schedule 5.28, all the accounts receivable and notes receivable owing to Company or any Subsidiary as of the date hereof constitute valid and enforceable claims (without any previously exercised rights of set off or compromise) arising from bona fide transactions in the ordinary course of business, consistent with past practice, and, to the Knowledge of the Company, there are no known or, to the Knowledge of the Company, asserted claims, refusals to pay or other rights of set-off against any thereof. Except as provided on Schedule 5.28, there is (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused (or, to the Knowledge of the Company, threatened to refuse) to pay its obligations for any reasons; (iii) to the Knowledge of the Company or any, no account debtor or note debtor that is insolvent or bankrupt other than as set forth on Schedule 5.28, and (iv) no account receivable or note receivable which is hypothecated or pledged to any person by the Company or any of its Subsidiaries.

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(b) All accounts payable and notes payable by the Company or any of its Subsidiaries to third parties as of the date hereof arise from bona fide transactions in the ordinary course of business, consistent with past practice and, except as set forth on Schedule 5.28, there is no such account payable or note payable more than thirty (30) days delinquent in its payment, except those contested in good faith.

Section 5.29 Powers of Attorney. Neither the Company nor any of its Subsidiaries has given any power of attorney or similar authority to any third party which remains in force, authorizing such third party to represent and bind it, either in general or for any special purposes, other than authorities given to its officers and employees in the normal course of their duties except for any power of attorney or similar authority publicly registered by the Company (or such Subsidiary, as applicable).

Section 5.30 Directors and Executive Officers. To the Knowledge of the Company and its chief executive officer, none of the executive officers and directors, included in such attached list as set forth in Schedule 5.30 have been charged with, indicted for, been part of a proceeding for, been investigated for, arrested for, or convicted of a felony, nor are they engaged in criminal activity, nor have any of them been an officer of a bankrupt company.

Section 5.31 Oral Agreements. To the Knowledge of the Company, there are no written or oral side agreements with any individual or business whereby the Company or its management has agreed to incur any obligations other than those contained in formal written contracts or agreements executed by or on behalf of the Company.

Section 5.32 Access to Information. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares, including all documents and materials that would reasonably be considered responsive to the representations and warranties of the Company in this Agreement and the Transaction Documents. The corporate records and books of the Company provided to the Purchaser contains minutes of all meetings of directors and shareholders of the Company, all actions by written consent without a meeting by the directors and shareholders of the Company in the past 3 years prior to the date hereof, except for the absence of any such minutes or consents which would not materially and adversely affect the Company, and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders of the Company. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, for itself and for no other Selling Shareholder, hereby severally and not jointly represents and warrants as of the date hereof and as of the Closing Date to the Purchaser as follows (unless as of a specific date therein):

Section 6.1 Organization; Authority. Such Selling Shareholder is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the Transaction and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by each Selling Shareholder of the Transaction have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Selling Shareholder. Each Transaction Document to which it is a party has been duly executed by such Selling Shareholder, and when delivered by such Selling Shareholder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Seller, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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Section 6.2 Ownership. Such Selling Shareholder is the sole legal and beneficial owner of the shares set forth opposite such Selling Shareholder’s name on Exhibit 1 attached hereto (or, in the case of such Selling Shareholder who is a holder of an Outstanding Convertible Note, such Outstanding Convertible Note as of the date hereof and such Conversion Shares as of immediately prior to the Closing, in each case set forth opposite such Person’s name on Schedule 1.1(b)), free and clear of any Liens, but subject to the applicable securities laws and limitations under the organizational documents and the Shareholders Agreement of the Company then in effect and together with all rights of any nature attached or accruing to them on or after Closing (including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Closing Date with respect to the Purchased Shares sold by such Selling Shareholder). Such Selling Shareholder has not been granted, nor has it entered into any agreement to grant any rights of whatever kind or nature to acquire additional shares of the Companies equity securities. Such Selling Shareholder is entitled to transfer the legal and beneficial ownership of the shares set forth opposite such Selling Shareholder’s name on Exhibit 1 attached hereto (or, in the case of such Selling Shareholder who is a holder of an Outstanding Convertible Note, such Outstanding Convertible Note as of the date hereof and such Conversion Shares as of immediately prior to the Closing, in each case set forth opposite such Person’s name on Schedule 1.1(b)) to the Purchaser on the terms set out herein. Such Selling Shareholder has the right to exercise all voting and other rights over the shares set forth opposite such Selling Shareholder’s name on Exhibit 1 attached hereto (or, in the case of such Selling Shareholder who is a holder of an Outstanding Convertible Note, with respect to the Conversion Shares as of immediately prior to the Closing set forth opposite such Person’s name on Schedule 1.1(b)).

Section 6.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document to be executed and delivered in connection herewith by such Selling Shareholder, nor the consummation of the Transaction contemplated hereby or thereby, nor the fulfilment by such Selling Shareholder of any of the terms contemplated hereby or thereby will, conflict with or result in a breach by such Selling Shareholder of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate, accelerate, modify or cancel under, any of the terms, conditions or provisions of (i) to the extent such Selling Shareholder is an entity, the formation and governing documents of such Selling Shareholder, or (ii) any judgment, order, writ, injunction, decree or demand of any governmental entity to which such Selling Shareholder or the shares of Company capital such Selling Shareholder owns, is subject.

Section 6.4 Litigation. There are no Proceedings pending or, to the knowledge of the Selling Shareholder, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Selling Shareholder seeking to restrain, prevent or change the Transaction Transactions or questioning the validity or legality of the Transaction Documents to which such Selling Shareholder is a party or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Selling Shareholder’s ability to enter into and deliver any Transaction Documents to which it is a party and perform its obligations therein. There is no injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents by the Selling Shareholder.

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Section 6.5 Conversion of Outstanding Convertible Notes. Such Selling Shareholder, to the extent that such Selling Shareholder is a holder of an Outstanding Convertible Note agrees to convert all of the principal amount outstanding under such Outstanding Convertible Note into Conversion Shares in connection with the Transaction for sale of all of such Conversion Shares to the Purchaser at Closing, hereby agrees that the entire amount owed by the Company to such Selling Shareholder under such Outstanding Convertible Note is being tendered to the Company in exchange for the applicable Conversion Shares set forth on Schedule 1.1(b) and, effective upon the Closing, without any further action required by the Company or such Selling Shareholder, such Outstanding Convertible Note and all obligations set forth therein shall be immediately deemed satisfied in full and terminated in their entirety.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company and each Selling Shareholder as follows (unless as of a specific date therein):

Section 7.1 Organization and Qualification. Purchaser is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted or is currently proposed to be, engaged. Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and other Transaction Documents to which it is or will be a party and otherwise to carry out its obligations hereunder and thereunder.

Section 7.2 Authorization; Binding Effect. The execution and delivery of the Transaction Documents and performance by the Purchaser of the Transaction have been duly authorized by all necessary corporate power on the part of the Purchaser, and each Transaction Document to which it is a party has been or will be, at Closing, duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies

Section 7.3 No Conflicts. The execution, delivery and performance of this Agreement and performance under the other Transaction Documents and the consummation by Purchaser of the Transaction contemplated hereby and thereby or relating hereto or thereto do not and will not (i) result in a violation of the Purchaser charter documents, bylaws or other organizational documents, if applicable, (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement to which Purchaser is a party, nor (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on Purchaser). Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or perform under the other Transaction Documents nor to purchase the Purchased Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

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Section 7.4 Litigation. There are no Proceedings pending or, to the knowledge of the Purchaser, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Purchaser seeking to restrain, prevent or change the Transaction or questioning the validity or legality of the Transaction Documents or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to enter into and deliver any Transaction Documents and perform its obligations therein. There is no injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents by the Purchaser or which relates to the assets or the business of the Purchaser.

Section 7.5 Understandings or Arrangements. The Purchaser understands that the Purchased Shares are “restricted securities” and have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Purchased Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Purchased Shares pursuant to a registration statement or otherwise in compliance with applicable Singapore or other relevant jurisdictions laws). Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

Section 7.6 Accredited Investor. The Purchaser is an accredited investor as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as amended and in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 7.7 Information on Company. Purchaser has been furnished with or has had access to the Company’s books and records, website, and documents and financial data. Subject to and conditioned upon the accuracy of the representations and warranties of the Company and the Selling Shareholders set forth in this Agreement and the Transaction Documents (including, without limitation, Section 5.32), Purchaser believes that it has received or had access to all the information Purchaser considers necessary or appropriate for deciding whether to purchase the Purchased Shares and Purchaser was afforded (i) the opportunity to ask such questions as deemed necessary of, and to receive answers from representatives of the Company concerning the merits and risks of acquiring the Purchased Shares to be purchased from the Selling Shareholders; (ii) the right of access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable such Purchaser to evaluate the Purchased Shares; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision Purchaser is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the Transaction.

Section 7.8 Solvency. The Purchaser is Solvent before and after taking into account the Transaction.

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ARTICLE VIII

PRE-CLOSING COVENANTS

Section 8.1 Conduct of Business. From the date of this Agreement until the earlier of (x) the Long Stop Date, (y) any material non-performance or material breach of this Agreement by the Purchaser (including without limitation any failure to pay the Additional Interim Payment to the Company), or (z) the Closing (together with (x) and (y), the “Restricted Period”), the Company will, and will cause any Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or those reasonably related or ancillary thereto (the “Business”) and do all things necessary to remain duly incorporated validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Without prejudice to the foregoing, during the Restricted Period, other than (I) to satisfy, or as otherwise contemplated by, the terms and conditions of this Agreement and any agreements contemplated hereby (including without limitation, adopting the A&R Shareholders Agreement, modifying the Board structure as contemplated in advance of the Closing, and modifying the constitution of the Company to facilitate the Transaction, by the A&R Shareholders Agreement or by the other Transaction Documents, or entering into an amendment to the UMG Agreement pursuant to Section 2.6(a)(iv), provided that the form of such amendment shall be subject to the Purchaser’s consent, which such consent shall not be unreasonably withheld, conditioned or delayed), (II) the granting of options or updating the share structure upon the exercise of options under the Company’s ESOP scheme or as set forth in Schedule 1.1(d), the conversion of any outstanding convertible promissory notes or warrant into Shares, or (III) in the ordinary course of business, absent the express advance written consent of the Purchaser, neither the Company nor any of its Subsidiaries shall or shall agree to (whether conditionally or not):

(a) change its issued share capital in any way (including the creation of new shares, the redemption or repurchase of shares or any reduction of capital) or grant any option or right to subscribe for any shares or other securities convertible into shares;

(b) change any rights attached to any of its shares;

(c) declare, pay or make any dividend or other distribution or capitalize any reserves;

(d) change its constitutional or governing documents, other than as set forth in Schedule 8.1;

(e) pass any resolution of its shareholders or any class of its shareholders, other than as set forth in Schedule 8.1;

(f) change its auditors, the date to which its annual accounts are prepared or its accounting principles, procedures or practices;

(g) enter into any kind of insolvency process or any arrangement with its creditors generally;

(h) undertake any merger, demerger or any other kind of business combination or reorganization;

(i) acquire or dispose of:

(i) any shares or any other interest in any company, business or partnership;

(ii) any real property or interest in real property; or

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(iii) any other material asset (except current assets in the ordinary course of business);

(j) grant any interest in any real property or vary the terms of, or waive any rights under, any lease of real property (including settling any rent review);

(k) create any Lien over any of its assets or undertaking (except in the ordinary course of trading or any Permitted Liens);

(l) enter into, amend or terminate any material agreement or arrangement with the Sellers (other than in the ordinary course of business on arm’s length terms or as set forth in Schedule 8.1);

(m) incur any borrowings (except borrowings in the ordinary course of business not exceeding Two Hundred Fifty Thousand Dollars ($250,000));

(n) make any loan (except to employees or other Subsidiaries or the Company) or grant any credit (except trade credit in the ordinary course of business);

(o) waive any amounts owed to it by, or any rights it has against, the Sellers;

(p) enter into, materially amend or terminate any joint venture or partnership arrangement;

(q) give any guarantee or indemnity in relation to the obligations or liabilities of any other person;

(r) commence or settle any dispute or legal or arbitral proceedings involving an amount in excess of One Hundred Thousand Dollars ($100,000) (except when required by insurers), or waive any right in relation to any such dispute or proceedings;

(s) appoint or remove any of its Senior Management;

(t) make any material changes to the terms and conditions of employment (including remuneration and benefits) of any of its Senior Management;

(u) enter into, amend or terminate any collective agreements or other arrangements with any trade union, works council or other employees’ representative body;

(v) establish, participate in or contribute to any new pension scheme or grant any new retirement, death or disability benefit; or

(w) change, discontinue or exercise any discretion in relation to any existing pension scheme or retirement, death or disability benefit, or announce any plan, proposal or intention to do so, provided that the foregoing shall not restrict the Company or its Subsidiaries from doing anything (x) required by, or to give effect to, any Transaction Documents; (y) the Purchaser’s prior written consent; or (z) to comply with any Applicable Law.

Section 8.2 Compliance with Laws and Material Agreements. During the Restricted period, the Company will, and will cause each of its Subsidiaries to, comply with any and all Requirements of Law to which it may be subject, and obtain any and all Licenses necessary to the ownership of its Property or to the conduct of its businesses. During the Restricted Period, the Company will and will cause each of its Subsidiaries to, timely satisfy all material assessments, fines, costs and penalties imposed by any Governmental Authority against it or its Property except to the extent such assessments, fines, costs, or penalties are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiaries has set aside on its books adequate reserves in accordance with SFRS.

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Section 8.3 Maintenance of Properties. During the Restricted Period, the Company will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property (other than Property that is obsolete, surplus, or no longer used or useful in the ordinary conduct of its business) in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted), make all necessary and proper repairs, renewals and replacements such that its business can be carried on in connection therewith and be properly conducted at all times and pay and discharge when due the cost of repairs and maintenance to its Property, and pay all rentals when due for all real estate leased by such Person.

Section 8.4 Cooperation Regarding Structure. During the Restricted Period, the parties hereto agree to cooperate toward structuring drafting the Transaction Documents, including, but not limited to, possible modifications to the Company’s corporate structure, in a manner that is tax efficient to the parties.

Section 8.5 Further Assurances. During the Restricted Period, the Company will, and will cause each of its Subsidiaries to, take any action reasonably requested by the Purchaser in order to effectuate the purposes and terms contained in this Agreement or any of the Transaction Documents.

Section 8.6 Approvals and Waivers.

(a) By entering into this Agreement, each Selling Shareholder hereby approves the Transaction pursuant to their approval rights under the Shareholders Agreement and the Constitution and waives any other rights they may have under the Shareholders Agreement or the Constitution in connection with such Transaction, in each case to the extent legally permissible. To the extent applicable, during the Restricted Period, each Selling Shareholder shall exercise its voting rights and powers available to it, and shall procure its appointed Directors (as the case may be) to approve such resolutions, as may be necessary to implement the transfer of the Purchased Shares and the issuance of the convertible notes in connection with the Signing Payment, the Additional Interim Payment and, if paid, the Additional Payment, to the Purchaser. In furtherance of the foregoing, each Selling Shareholder hereby irrevocably and unconditionally (i) consents to the completion of the Transaction contemplated in this Agreement and any other Transaction Documents, (ii) waives any anti-dilution right, preemptive right, right of first refusal, co-sale right, transfer restrictions, protective rights or other similar rights with respect to the Transaction contemplated in this Agreement any other Transaction Documents, and waives any applicable notice periods that it may be entitled to with respect to such transactions, whether such rights or notice periods are provided for under any contract to which such shareholder is a party or under the Constitution or the Shareholders Agreement, and (iii) acknowledges and agrees that the Transaction contemplated in this Agreement and any other Transaction Documents shall not constitute a Liquidation Event as defined in the Constitution.

(b) By entering into this Agreement, each Selling Shareholder hereby agrees and acknowledges that the issuance of the additional options set forth under the column “Issued Options (immediately prior to Closing)” in Schedule 1.1(d) has been duly approved or ratified by such Selling Shareholder pursuant to their approval rights under the Shareholders Agreement and the Constitution. Further, each Selling Shareholder hereby waives any rights it may have under the Shareholders Agreement or the Constitution in connection with such issuance; provided, however, that the Terminated Options set forth in Schedule 1.1(d) for Gene Tan shall be deemed issued to him at Closing with the right to receive payment under Section 2.1(c), and only the difference between his Issued Options (immediately prior to Closing) and Terminated Options, each as set forth on Schedule 1.1(d), shall be actually issued immediately prior to Closing.

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(c) Subject to the consummation of the Closing pursuant to this Agreement, each Selling Shareholder hereby elects to convert all Preference Shares held by it into Ordinary Shares effective immediately upon the Closing, such conversion to occur at such time without any further action on the part of the Company or the Selling Shareholders. During the Restricted Period, each Selling Shareholder hereby agrees to vote at any meeting of the shareholders of the Company, and to act by written consent of the shareholders of the Company, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under this Agreement or that would reasonably be expected to frustrate, prevent or interfere with the Closing.

(d) During the Restricted Period, each Selling Shareholder agrees, and will cause its representatives, to take any action reasonable requested by the Purchaser in order to effectuate the purposes and terms contained in this Agreement and the Transaction Documents.

(e) Each Selling Shareholder agrees that, during the Restricted Period, and subject to the consummation of the Closing pursuant to this Agreement, if the Company or the Purchaser is unable, due to such Selling Shareholder’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure such Selling Shareholder’s signature with respect to any stock assignment or instrument of transfer required to be executed by such Selling Shareholder pursuant to the terms and conditions of this Agreement to effect the Closing, then such Selling Shareholder hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Selling Shareholder’s agent and attorney- in-fact, to act for and on such Selling Shareholder’s behalf to execute and file such stock assignment or instrument of transfer with the same legal force and effect as if executed by such Selling Shareholder. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable during the Restricted Period. Each Party further agrees and acknowledges that this Agreement may be shared with a third party with the mutual consent of the Company and the Purchaser, for purposes of effecting the power of attorney given by each such Selling Shareholder in this provision.

Section 8.7 Public Announcement. Neither party hereto shall make any public announcement in connection with the Transaction Documents or the Transaction, without the prior written consent of each other party hereto, provided that the Company and the Purchaser shall have the right to make such public announcement with the prior written consent of each other, for so long they do not use the name or trademark of any Selling Shareholder without the prior written consent of such Selling Shareholder. The Company and the Purchaser shall provide each other a reasonable opportunity to review and comment on the public announcement prepared by such party.

Section 8.8 Termination of Shareholders Agreements, Related Agreements. Subject to the consummation of the Closing pursuant to the Agreement, each Selling Shareholder, severally and not jointly, hereby agrees that the following shall terminate effective immediately upon the Closing: (a) the Shareholders Agreement;; and (b) if applicable to any Selling Shareholder, any rights under any letter agreement providing for redemption rights, voting rights, approval rights, put rights, purchase rights or other similar rights not generally available to shareholders of the Company between such Selling Shareholder and the Company, but excluding, for the avoidance of doubt, any rights such Selling Shareholder may have that relate to any commercial, employment or indemnification agreements or similar arrangements between such Selling Shareholder and the Company or any subsidiary, which shall survive in accordance with their terms.

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Section 8.9 Transfer of Shares. Each Selling Shareholder, severally and not jointly, agrees that during the Restricted Period, it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any Lien or pledge, dispose of or otherwise encumber any of its Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Agreement or to another shareholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that would frustrate the purpose of this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the Shareholders’ Agreement; provided, that the foregoing shall not prohibit the transfer of any Shares to an affiliate of a Selling Shareholder, but only if such affiliate of such Selling Shareholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

Section 8.10 No Solicitation of Transactions. Each of the Selling Shareholders severally and not jointly, agrees during the Restricted Period not to directly or indirectly, through any officer, director, representative or agent of the Company, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the Agreement or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” of affiliated persons, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an alternative transaction or series of transactions that would frustrate, prevent or interfere with the consummation of the transactions contemplated by this Agreement or the Closing (an “Alternative Transaction”). During the Restricted Period each Selling Shareholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction. If during the Restricted Period, any Selling Shareholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Selling Shareholder shall promptly (and in no event later than twenty-four (24) hours after such Selling Shareholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Selling Shareholder from considering such inquiry or proposal.

Section 8.11 Reversion of Rights in the Event of No Closing. For the avoidance of doubt, in the event that any of the following actions have been taken by the Selling Shareholders in anticipation of Closing, and this Agreement is subsequently terminated or the Closing is not otherwise consummated, then such actions shall be rescinded as if each such action had not occurred and the Company, the Purchaser and the Selling Shareholders will cooperate to ensure that all rights, preferences and privileges of the Selling Shareholders attaching to the Preference Shares, whether pursuant to the Shareholders Agreement or the Constitution or otherwise, shall revert in full: (a) any conversion of Preference Shares into Ordinary Shares;(b) any of the actions, approvals, waivers or other matters contemplated by Sections 8.6 and/or 8.8; (c) any conversion of Outstanding Convertible Notes outstanding as of the date hereof unless otherwise consented to by the holder of such Outstanding Convertible Note; and (d) any other action taken pursuant to this Agreement in anticipation of or in connection with the Closing that was for purposes of consummating the Closing.

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ARTICLE IX

POST-CLOSING COVENANTS

Section 9.1 Size of the Board; Board Representation. Upon Closing, the Company and the Selling Shareholders shall take all necessary action to ensure that the Board will consist of five (5) members immediately following the Closing, of which (i) three (3) directors shall be Purchaser Directors, and (ii) two (2) directors shall be nominees of Paul Yang Zhiwen (“Mr. Zhiwen”), one of whom shall be Mr. Zhiwen and one of whom shall initially be appointed prior to the Closing. The A&R Shareholders Agreement will provide that the directors nominated by the Purchaser or Mr. Zhiwen may only be removed at the request of the Purchaser or Mr. Zhiwen, as the case may be, and that the shareholders of the Company party thereto shall take all necessary actions to facilitate such removal at the request of the Purchaser or Mr. Zhiwen, as the case may be.

Section 9.2 Zhiwen. The A&R Shareholders Agreement will provide that, at all times following Closing, for a period of at least five (5) years, Mr. Zhiwen shall serve as a director on the Board and a shareholder of the Company, with control over management of the operations and affairs of the Company, unless otherwise consented to in writing by the Purchaser for as long as the Purchaser holds any shares of the Company.

Section 9.3 Acknowledgement. Each Selling Shareholder hereby further acknowledges that (a) it has been furnished with or has had access to the Company’s books and records, website, documents, financial data and all the information such Selling Shareholder considers necessary or appropriate for deciding whether to sell the Purchased Shares, (b) such Selling Shareholder is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the Transaction, and (c) solely with respect to the Purchased Shares, such Selling Shareholder shall, after the sale of the Purchased Shares at the Closing, have no rights as a shareholder of the Company with respect to any future sale, acquisition, merger, liquidation, dissolution, public offering or other corporate event regarding the Company or its assets (any of the foregoing, a “Corporate Event”) by reason of such Selling Shareholder’s ownership of the Purchased Shares prior to the transfer of the Purchased Shares pursuant to this Agreement. Each Selling Shareholder further expressly acknowledges that any such Corporate Event may result in the payment by the Company of assets, funds or other proceeds to the Company’s shareholders or an enhancement in value of the Company’s securities, including in a manner such that the value that would have been attributable to the Purchased Shares in such Corporate Event in the absence of this Agreement (either in an aggregate amount or on a per share basis) would be greater than the value attributed to the Purchased Shares hereunder. Each Selling Shareholder hereby acknowledges and agrees that after the sale of the Purchased Shares at the Closing, under the foregoing circumstances or upon any such Corporate Event, such Selling Shareholder shall have no right to or interest in any such assets, funds, proceeds or enhanced value by reason of such Selling Shareholder’s ownership of the Purchased Shares.

Section 9.4 Release Upon Closing. Effective from and after the Closing, each Selling Shareholder, for itself, himself or herself, as applicable, and on behalf of their respective successors and assigns, irrevocably and unconditionally waives, releases and promises never to assert any claims, causes of action or similar rights of any type that such Selling Shareholder or any such Selling Shareholder’s successors or assigns may currently have, whether or not now known against the Purchaser, the Company, its subsidiaries, their respective Affiliates or their or any such Affiliate’s respective current or former managers, equity holders, officers, agents or employees (collectively, the “Released Parties”) which relate to the Company and/or its subsidiaries and are on account of any matter attributable to the period, or arising during the period, from the beginning of time through and including the Closing Date, with the exception of Specified Obligations (the “Released Claims”). Each Selling Shareholder acknowledges and agrees that (a) the release contained in this Section 9.4 (this “Release”) shall be effective as a bar to all Released Claims; and (b) this Release shall be given full force and effect according to each and all of its express terms and provisions. “Specified Obligations” means (a) the respective rights of each party as set forth in this Agreement or any of the Transaction Documents to which such party is a party; and (b) the rights of any Selling Shareholder may have that relate to any commercial, employment or indemnification agreements between such Selling Shareholder (and/or its Affiliates, partners, managers or employees) and the Company or any subsidiary, which shall survive in accordance with their terms. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH SELLING SHAREHOLDER, FOR SUCH SELLING SHAREHOLDER AND SUCH SELLING SHAREHOLDER’S SUCCESSORS AND ASSIGNS, WAIVES THE BENEFIT OF ANY PROVISION OF APPLICABLE LAW TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS OR MATTERS WHICH THE SELLING SHAREHOLDER DID NOT KNOW OR SUSPECT TO EXIST IN THE SELLING SHAREHOLDER’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE SELLING SHAREHOLDER MAY HAVE AFFECTED ITS SETTLEMENT WITH ANY RELEASED PARTY. The provisions of this Section 9.4 were specifically bargained for among the parties and were taken into account by the parties in arriving at the consideration paid pursuant to this Agreement and its decision to enter into the transactions contemplated hereby. The Purchaser has specifically relied upon the provisions of this Section 9.4 in agreeing to the consideration paid pursuant to this Agreement and its decision to enter into the transactions contemplated hereby.

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Section 9.5 Release of Claims by Terminated Option Holders. Neither the Company nor the Purchaser shall be obligated to make any payment to a holder of a Terminated Option in respect of such holder’s applicable portion of the Closing Options Payout Amount, unless and until such holder delivers to each of the Company and the Purchaser a form of release and termination reasonably acceptable to the Company and the Purchaser and duly executed by such holder, provided that such form shall include surrender of such Terminated Options and termination of any prior option grant agreements or other agreements or arrangements promising the grant of such options, and release of any claims substantially similar to that provided by the Selling Shareholders in Section 9.3. Each holder of a Terminated Option shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

The parties acknowledge and agree that notwithstanding the agreements and undertakings of the Company hereunder with respect to the Terminated Options, nothing contained in this Agreement shall constitute an admission or acknowledgement by the parties that the provisions of this Agreement require the making of any payments to the holder of any Terminated Option (including, without limitation, the Closing Options Payout Amount), and the provisions of this Agreement providing for the payment of any amounts to the holders of any Terminated Option (including, without limitation, the Closing Options Payout Amount) shall not inure to the benefit of the holders of any Terminated Option, their respective successors or assigns, or any other Person not a party to this Agreement.

Section 9.6 Indemnification Against Claims by Terminated Option Holders. Subject to the terms, conditions and limitations set forth in this Article IX, the Terminated Option Holders shall (severally and not jointly) without any right of contribution from the Company, indemnify, defend and hold harmless each of the Purchaser Indemnified Parties, from and against, and shall promptly pay or reimburse each Purchaser Indemnified Party for, any and all Losses sustained or incurred by any Purchaser Indemnified Party in connection with the cancellation of the Terminated Options or the payment of the Closing Options Payout Amount, each as set forth in Section 2.1(c), or any other matters relating to or arising in connection with the Terminated Options.

ARTICLE X

SURVIVAL; LIMITATIONS ON LIABILITIES

Section 10.1 Survival.

(a) The representations and warranties regarding the Company in Article V shall survive the Closing and for eighteen (18) months following the Closing, save that for representations and warranties under (x) Section 5.1 (Existence and Power) to Section 5.5 (No Legal Bar) (but other than clauses (c) and (d) of Section 5.2) and Section 5.15 (Capitalization) shall survive the Closing for five (5) years and (y) Section 5.10 (Taxes) and Section 5.13 (Environmental Matters) shall survive the Closing for an additional one (1) year following the expiry of the relevant statutory limitation periods.

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(b) The representations and warranties of the Selling Shareholders in Article VI shall survive the Closing for eighteen (18) months following the Closing, provided that Section 6.2 (Ownership) shall survive the Closing for five (5) years.

(c) The covenants and agreements that by their terms are to be performed following the Closing pursuant to this Agreement shall survive the Closing in accordance with their terms and all other covenants and agreements herein shall terminate and shall not survive the Closing.

(d) Notwithstanding anything to the contrary set forth in this Section 10.1, in no event will the provisions of this Section 10.1 have the effect of reducing or limiting any statute of limitations for any claims based on Fraud.

(e) Notwithstanding anything to the contrary set forth in Section 10.1, if, at any time prior to the applicable termination date set forth in Section 10.1(a) through (c) above, the Purchaser (acting in good faith), as the case may be, delivers to the Company or Selling Shareholders (in either case, relating to indemnification pursuant to Section 10.2), respectively, a written notice asserting a claim for recovery under Section 10.2, then the claim asserted in such notice shall survive the expiration of the applicable survival period set forth Section 10.1(a) through (d) above and, in the case of a claim for Fraud, the expiration of the applicable statute of limitations time period, if longer than such survival period, until such time as such claim is fully and finally resolved and, Losses arising therefrom have been fully recovered. Such notice shall be prompt and shall set forth in reasonable detail such claim and the basis for indemnification, provided, however, that any failure to give such notification on a timely basis or to provide any particular details therein shall not relieve the Selling Shareholders of its obligation to indemnify the Purchaser Indemnified Parties hereunder except to the extent that such failure to provide, delay in providing or omission of any particular detail actually and materially prejudices the ability of the Selling Shareholders to defend against such matter. Each claim notice shall be accompanied by copies of any material documentation relevant to such claim and shall describe in reasonable detail (to the extent known) the facts constituting the basis for such claim and the amount (if known) of the claimed Losses.

Section 10.2 Indemnification by Selling Shareholders. Subject to the terms, conditions and limitations set forth in this Article X, the Selling Shareholders shall (severally and not jointly, based upon each Selling Shareholder’s Pro Rata Share (as defined below)), without any right of contribution from the Company, indemnify, defend and hold harmless each of the Purchaser Indemnified Parties, from and against, and shall promptly pay or reimburse each Purchaser Indemnified Party for, any and all Losses (including, if applicable, any Losses that Purchaser continues to sustain or incur after the end of the applicable survival period in connection with a claim that is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) sustained or incurred by any Purchaser Indemnified Party resulting from (i) any misrepresentation or breach of any representation and warranties regarding the Company in Article V, (ii) any breach or non-fulfillment of any covenant or agreement made or to be performed by the Company in this Agreement or any certificate delivered in connection with this Agreement (together with clause (i), “Company Breaches”). In the event of any Losses resulting from the Company Breaches, the Purchaser shall first satisfy all such Losses from each Founding Shareholder (subject to Section 10.3(b)) up to such an aggregate amount equal to five percent (5%) of the Purchase Price, provided that in the case of Fraud with respect to any of the representations and warranties of the Company in Article V, up to one hundred percent (100%) of the applicable portion of the Purchase Price received by such Founding Shareholder (the “Founder Initial Indemnity Cap”). In the event that the Losses resulting from the Company Breaches exceed the Founder Initial Indemnity Cap, following exhaustion of the Founder Initial Indemnity Cap, the Purchaser shall then be permitted to satisfy the Losses from each Selling Shareholder (including each Founding Shareholder in his or her capacity as a Selling Shareholder) (subject to Section 10.3(b)) up to such Selling Shareholder’s portion of an amount equal to five percent (5%) of the Purchase Price prorated among such Selling Shareholders based on the number of the Purchased Shares sold by each such Selling Shareholder as a fraction of the total Purchased Shares (such shares, as set forth on Exhibit 1, each Selling Shareholder’s “Pro Rata Share”) (the “Seller Initial Indemnity Cap”). In the event that the Losses resulting from the Company Breaches exceed the Seller Initial Indemnity Cap, following exhaustion of the Seller Initial Indemnity Cap, the Purchaser shall be entitled to recourse against the Company subject to Section 10.3(a) below.

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Further, each Selling Shareholder shall indemnify, defend and hold harmless each of the Purchaser Indemnified Parties, from and against, and shall promptly pay or reimburse each Purchaser Indemnified Party for, any and all Losses sustained or incurred by any Purchaser Indemnified Party resulting from (i) any misrepresentation or breach of any of the representations and warranties of such Selling Shareholder in Article VI, or (ii) any breach or non-fulfillment of any covenant specifically required to be performed by such Selling Shareholder in this Agreement or any certificate delivered in connection with this Agreement (together with clause (i), “Selling Shareholder Breaches”).

Section 10.3 Limitations on Liabilities.

(a) Subject to Section 10.2, except in the case of Fraud with respect to the representations in Article V, the Company shall not be liable to the Purchaser Indemnified Parties for any Losses resulting from the Company Breaches in excess of the Signing Payment and, if received by the Company and the Additional Interim Payment, in each case to the extent actually received by the Company. In no event shall the Company be liable for any Losses resulting from the Selling Shareholder Breaches. No Purchaser Indemnified Party shall be entitled to recover any Losses for Company Breaches unless and until the aggregate Losses for which they would otherwise be entitled to indemnification exceed Two Hundred Fifty Thousand Dollars ($250,000) at which point the Purchaser Indemnified Party shall become entitled to be indemnified, compensated and reimbursed for all such Losses, subject to the terms and conditions set forth herein.

(b) Except in the case of Fraud with respect to each such Selling Shareholder’s representations in Article VI, each Selling Shareholder shall not be liable to any Purchaser Indemnified Party for any Losses resulting from such Selling Shareholder’s Selling Shareholder Breaches for more than one hundred percent (100%) of the applicable portion of the Purchase Price received by such Selling Shareholder. For the avoidance of doubt, no Selling Shareholder shall be liable for any Selling Shareholder Breaches of any other Selling Shareholder. Notwithstanding anything to the contrary herein, (i) in no event shall the aggregate liabilities of each Selling Shareholder under this Agreement exceed the applicable portion of the Purchase Price received by such Selling Shareholder, and (ii) in no event shall the aggregate liability of each of the Founding Shareholders under this Agreement for any Company Breaches exceed their respective pro rata share of the Founder Initial Indemnity Cap together with their Pro Rata Share of the Seller Initial Indemnity Cap, and in no event shall the aggregate liability of each Selling Shareholder (other than the Founding Shareholders) under this Agreement for any Company Breaches exceed its Pro Rata Share of the Seller Initial Indemnity Cap.

(c) The indemnification provisions in this Article X shall be the sole and exclusive remedy of the Purchaser Indemnified Persons against any Selling Shareholder, the Company, their respective Affiliates and their respective former, current and future shareholders, directors, officers, employees and other representatives, for any claims for any monetary damages arising out of this Agreement or any certificate or instrument delivered in connection with this Agreement, whether in contract, tort or otherwise. Notwithstanding the foregoing provisions of this Section 10.3, in no event will Section 10.3 be deemed a waiver by any party of any right to specific performance or injunctive or equitable relief, any right or remedy arising from a criminal act, or any right or remedy arising by reason of any claim of Fraud.

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(d) No Purchaser Indemnified Party shall be entitled to any duplicative recovery for any Losses, and any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

Section 10.4 Rights of Purchaser. Notwithstanding any other provision of this Agreement or the Transaction Documents, the rights of the Purchaser to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Purchaser may have acquired, or could have acquired, whether before or after the date of Closing, nor by any investigation or diligence by the Purchaser, except for the matters disclosed in the Disclosure Schedule or actual knowledge of the Purchaser prior to the date hereof. The Company and each of the Selling Shareholders hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Purchaser, and regardless of the results of any such investigation, the Purchaser has entered into this transaction in express reliance upon the representations and warranties of the Company and the Selling Shareholders made in this Agreement. The Purchaser hereby acknowledges and agrees (for itself and on behalf of any other Purchaser Indemnified Persons) that (1) the representations and warranties of the Company and the Selling Shareholders expressly set forth in Article V and Article VI constitute the sole and exclusive representations and warranties of the Company and the Selling Shareholders or any of their respective businesses, prospects or operations or otherwise in connection with this Agreement, and (2) except for the subject matter covered in Article V and Article VI, neither the Company, the Selling Shareholders, nor any current or former shareholder (other than Selling Shareholders as a shareholders of the Company pursuant hereto), director, officer, employee, Affiliate or other representative of the Company or the Selling Shareholders has made and is not making, and the Purchaser is not relying upon, any representations or warranties whatsoever regarding Selling Shareholders or the Company or the subject matter of this Agreement, express or implied. During the Restricted Period, the Company will continue to accommodate Purchaser’s reasonable requests to conduct further diligence and timely respond to Purchaser’s reasonable inquiries and requests for additional documents with respect to the Company and its Subsidiaries in connection with the Transaction.

Section 10.5 Delivery of Shares. In the case of the Founding Shareholders and any other Selling Shareholder who will continue to hold Shares immediately after the Closing, such Selling Shareholder shall have the right to deliver and assign to the Purchaser the Shares held by such Selling Shareholder in lieu of cash payment for any indemnification obligations hereunder, with such number of Shares being determined by dividing (i) the amount of the indemnification obligation of such Selling Shareholder pursuant hereto by (ii) the Per Share Purchase Price. To secure such obligation, the Founding Shareholders and any other Selling Shareholder who will continue to hold Shares immediately after the Closing shall execute and deliver on or prior to the Closing a pledge agreement in favor of the Purchaser for a number of Shares equal to the Founder Initial Indemnity Cap or such Selling Shareholder’s Pro Rata Share of the Seller Initial Indemnity Cap, as applicable, in each case divided by the Per Share Purchase Price (and rounded to the nearest whole share).

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ARTICLE XI TERMINATION

Section 11.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing,

(a) by mutual written agreement of the parties hereto;

(b) by either the Company or the Purchaser, if the Closing shall not have occurred on or prior to the Long Stop Date;

(c) by either the Company or the Purchaser, if any Applicable Law shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Transaction by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Transaction, provided, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to either party whose action or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the enactment or issuance of any such Applicable Law; and

(d) by the Company in the event the Purchaser fails to make the Signing Payment or the Additional Interim Payment as contemplated by Section 2.3 hereof on or prior to the dates specified therein or fails to make the Extension Payment prior to the date that is sixty (60) days from the date hereof.

Section 11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto; provided, however, that no such termination shall relieve any party of any liability or damages resulting from fraud; provided, further, that this Section 11.2, Section 11.3 and Article XII hereof shall survive any termination of this Agreement.

Section 11.3 Expenses. All fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses including, for the avoidance of doubt, the stamp duty amount which shall be payable by the Purchaser.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, including, without limitation the Letter of Intent between the Company and Purchaser, dated January 15, 2021, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 12.2 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, by all signatories. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement thereof, nor shall any delay or omission of any party to exercise any right thereunder in any manner impair the exercise of any such right.

Section 12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). Following the Closing, any Purchaser may assign, on ten (10) Business Day prior notice any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Purchased Shares, provided that such transferee agrees in writing to be bound with respect to the transferred Purchased Shares by the provisions of the Transaction Documents that apply to the “Purchaser” and is able to make each and every representation made by Purchaser in this Agreement. No assignment by a Purchaser will be allowed if the result would be an increase in the number of actual or beneficial owners of the assigned Purchased Shares.

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Section 12.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the laws of Singapore, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the laws of Singapore.

Section 12.5 Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section 12.5. The seat of the arbitration shall be Singapore. The Tribunal shall consist of three (3) arbitrators comprising one arbitrator appointed by the Company, one appointed by the Purchaser and one arbitrator appointed by the President of the Court of Arbitration for the time being of the SIAC in each case such arbitrator shall be qualified to practice law in Singapore. The language of the arbitration shall be English. The place of arbitration hearings shall be in Singapore. The parties hereto further agree that following the commencement of arbitration, they will attempt in good faith to resolve the dispute through mediation at the Singapore International Mediation Centre (“SIMC”), in accordance with the SIAC-SIMC Arb-Med- Arb Protocol for the time being in force. Any settlement reached in the course of the mediation shall be referred to the arbitral tribunal appointed by SIAC and may be made a consent award on agreed terms. Notwithstanding anything in this Agreement, the parties hereto acknowledge and agree that the parties shall, to the extent permitted by the SIAC Rules, have the right at any time to apply to the arbitrator for interim injunctive relief in relation to any dispute arising out of or in connection with this Agreement.

Section 12.6 Severability. If any term, provision, covenant or restriction of any Transaction Document is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 12.7 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

Section 12.8 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and the Purchased Shares in any Transaction Document shall be subject to adjustment for share splits, share dividends, share consolidation and other similar transactions of the Purchased Shares that occur after the date of this Agreement. References to $, US$ or USD in this Agreement are references to the lawful currency from time to time of the United States of America.

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Section 12.9 Execution. This Agreement may be executed in any number of counterparts and by the several parties on separate counterparts each of which when so executed shall be an original but all counterparts shall together constitute one and the same instrument.

Section 12.10 Payments. Evidence of any wire transfer, and compliance with any obligation to pay any amount under this Agreement shall take the form of a MT103 advice, federal reference number of a wire transfer, or written confirmation from the paying bank that it has made such payment (in the form of a screen shot of such paying bank’s wiring record) and receipt of such monies payable shall be deemed to occur on the provision of such advice or written confirmation.

Section 12.11 Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley LLP (“Cooley”) has acted as counsel solely to the Company with respect to this Agreement and the Transaction contemplated hereby, and has negotiated the terms of the Transaction solely on behalf of the Company. Cooley may have, in the past, represented and/or may, now or in the future, represent one or more other parties to this Agreement and/or their Affiliates in other matters, including matters that are similar, but not substantially related, to the Transaction. The applicable rules of professional conduct require that Cooley inform its clients of these representations and obtain their waivers of the conflicts that may arise from such representations. The Company and each other party to this Agreement hereby (a) acknowledges that such party has been advised about such circumstances and has had an opportunity to ask for additional information, (b) acknowledges that, with respect to the Transaction, Cooley has represented solely the Company and no other party, and (c) gives its informed consent to Cooley’s representation of the Company in the Transaction and Cooley’s representation of other parties to this Agreement and/or their Affiliates in other matters.

Section 12.12 Notices.

(a) Unless otherwise provided herein, all notices, requests, waivers and other communications (“Notices”) shall be made in English, in writing and by letter (delivered personally, by courier or by mail or air mail) or by electronic mail (save as otherwise stated) and shall be deemed to be duly given or made upon the earlier of actual receipt or:

(i) in the case of personal, when delivered;

(ii) in the case of courier delivery, one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt;

(iii) in the case of mail (which shall be used only for domestic delivery), except air mail, five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid;

(iv) in the case of air mail, six (6) Business Days after posting; or

(v) in the case of electronic mail (A) during normal business hours of the recipient, at the time of transmission and (B) if not sent during normal business hours, then on the recipient’s next Business Day.

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(b) If any Notice is delivered by means other than electronic mail, a copy of such Notice shall be sent by electronic mail promptly after such Notice is sent by such other means, but no later than one (1) Business Day thereafter.

(c) If delivery or receipt occurs on a day other than a Business Day, or is later than 5 p.m. (local time) on a Business Day, it will be taken to have been duly delivered and received at the commencement of the next Business Day.

(d) The address for Notices for the parties hereto shall be as set forth in Exhibit 3 of this Agreement. Such address may be changed by Notice by any relevant party.

Section 12.13 Third Party Rights. A person who is not party to this Agreement will have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) of Singapore to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

Section 12.14 Sellers’ Representative. Each Selling Shareholder hereby irrevocably appoints Mr. Zhiwen as the sole representative of each such Selling Shareholder (“Sellers’ Representative”) to act as the agent and on behalf of such Selling Shareholder explicitly for the purpose of taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with paying, negotiating, or entering into settlements and compromises of any claim for indemnification pursuant to Article X hereof. Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by and actions taken by the Sellers’ Representative in connection with this Agreement. If Mr. Zhiwen becomes unable to serve as the Sellers’ Representative, such other Person or Persons as may be designated by the Selling Shareholders who held a majority of the Purchased Shares prior to the Closing shall succeed as the Sellers’ Representative. The Sellers’ Representative shall not be liable to the Selling Shareholder for any action taken or omitted by it as permitted under this Agreement, except for bad faith or willful misconduct. The Sellers’ Representative will also be fully protected in relying upon any written notice, demand, certificate or other document that it in good faith believes to be genuine (including electronic copies thereof). Each Selling Shareholder agrees, severally but not jointly, to indemnify the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Sellers’ Representative, arising out of or in connection with the Sellers’ Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Sellers’ Representative against any claim of liability with respect thereto. The Sellers’ Representative may consult with counsel of its own choice, at no expense to Purchaser or the Company, and will have full and complete authorization and protection for any action taken and suffered by it in good faith.

(Signature Pages Follow)

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IN WITNESS WHEREOF , the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered as a deed by their respective authorized signatories as of the date first indicated above.

Executed and delivered as a Deed by
Company:

LOMOTIF PRIVATE LIMITED

By:

Name:	Paul Yang Zhiwen

Title:	Chief Executiv e Officer

Witnessed by:

[Signature Page to the Securities Purchase Agreement]

Executed and delivered as a Deed by Purchaser:
By:

Name:	Ted Farnsworth

Title:	CEO/Founder

Witnessed by:

[Signature Page to the Securities Purchase Agreement]

Executed and delivered as a Deed by
Selling Shareholder:

Witnessed by:

[Signature Page to the Securities Purchase Agreement]

EXHIIBIT 1

Purchased Shares

EXHIBIT 2

TERMS OF THE A&R SHAREHOLDERS AGREEMENT

Right of First Refusal	In the event that any shareholder of the Company decides to sell, transfer or exchange, directly or indirectly, their equity securities, Zash shall have a right of first refusal to purchase all or any portion of the equity securities that such shareholder may propose to transfer, at the same price and on the same terms and conditions as those offered to the prospective purchaser of the equity securities.

Tag Along Right	None of the shareholders of the Company may sell, transfer or exchange, directly or indirectly, their equity securities unless each other non-selling shareholder has an opportunity to participate in the sale on a pro-rata basis on the same terms and conditions and for the same consideration as the selling shareholder.

Drag Along Right	In the event that Zash decides to sell, transfer or exchange, directly or directly, its equity securities as a result of which no less than 50% of the outstanding shares of the Company will be transferred, Zash shall have the opportunity to “drag along” other shareholders to participate in the sale on a pro-rata basis on the same terms and conditions and for the same consideration as Zash.

Management Authority	The Founder shall be the Chief Executive Officer of the Company and shall have responsibility and authority over all day-to-day business decisions, the granting of stock options to the Company team (within the limitations of the ESOP pool), hiring and firing of employees, and other responsibilities typically associated with the role of Chief executive Officer. Zash will not be involved in the day-to-day operations of the Company.

EXHIBIT 3

NOTICE

EXHIBIT 4

Form of the Convertible Note Subscription Agreement

See attached